EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BT BRANDS, INC.,

AERO MERGER SUB INC.,

and

AERO VELOCITY INC.

Dated as of September 2, 2025

TABLE OF CONTENTS

ARTICLE I THE TRANSACTIONS AND RELATED MATTERS
Section 1.1.	Merger	1
Section 1.2.	Effective Time; Closing	2
Section 1.3.	Effect of the Merger	2
Section 1.4.	Governing Documents	2
Section 1.5.	Officers and Directors of the Surviving Company	2
Section 1.6.	Conversion of Securities	3
Section 1.7.	Exchange Procedures	4
Section 1.8.	Required Withholding	8
Section 1.9.	Tax Consequences	6
Section 1.10.	Taking of Necessary Action; Further Action	6
Section 1.11.	Support Agreements	6
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 2.1.	Organization and Qualification	7
Section 2.2.	Subsidiaries	7
Section 2.3.	Power and Authorization	8
Section 2.4.	Authorization of Governmental Authorities	8
Section 2.5.	Non-contravention	8
Section 2.6.	Compliance	9
Section 2.7.	Capitalization	9
Section 2.8.	Financial Matters	10
Section 2.9.	Absence of Certain Developments	12
Section 2.10.	Real Property	12
Section 2.11.	Personal Property	13
Section 2.12.	Condition and Sufficiency of Assets	13
Section 2.13.	Intellectual Property	13
Section 2.14.	IT Systems and Data Privacy	15
Section 2.15.	Permits	16
Section 2.16.	Tax Matters	16
Section 2.17.	Employee Benefit Plans	18
Section 2.18.	Labor Matters	19
Section 2.19.	Environmental Matters	20
Section 2.20.	Contracts	21
Section 2.21.	Customers and Suppliers	23
Section 2.22.	Affiliate Transactions	24
Section 2.23.	Litigation	24
Section 2.24.	Insurance	25
Section 2.25.	Brokers	25
Section 2.26.	Restrictions on Business Activities	25
Section 2.27.	Anti-Corruption Matters	25
Section 2.28.	Board Approval	26
Section 2.29.	Exclusivity of Representations	26

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Exhibit A     –    Certain Definitions

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of September 2, 2025, by and among BT Brands, Inc., a Wyoming corporation (“Parent”), Aero Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Aero Velocity Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Exhibit A.

RECITALS

WHEREAS, Parent is a Wyoming corporation;

WHEREAS, Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of Parent and was formed in Delaware for the sole purpose of effecting the Merger (as defined below);

WHEREAS, the Company is a Delaware corporation;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction, whereby Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger (“Surviving Company”), and a wholly-owned subsidiary of Parent and the Company Stockholders receiving shares of Parent Series A Preferred Stock, as described herein, in exchange for all the outstanding Company Shares; and

WHEREAS, as of the date of this Agreement, the boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, their respective companies and their respective equityholders.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties to this Agreement hereby agree as follows:

ARTICLE I

THE TRANSACTIONS AND RELATED MATTERS

Section 1.1. Merger. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Company after the Merger.

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Section 1.2. Effective Time; Closing. On the Closing Date (as defined below), Merger Sub and the Company will cause the Merger to be consummated by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, being the “Effective Time”). Subject to the provisions of ARTICLE VII of this Agreement, the closing of the transactions contemplated by this Agreement, including the Merger (the “Closing”), will take place remotely, at a time and date to be determined by the Parties, but in no event later than the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VI hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by Parent and the Company (the “Closing Date”). Subject to the provisions of ARTICLE VII of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Section 1.3. Effect of the Merger. The effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Merger Sub shall vest in the Company as the Surviving Company following the Merger.

Section 1.4. Governing Documents.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties, the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety to be that of Merger Sub’s Certificate of Incorporation, and as so amended shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Company and as provided by applicable law (the “Surviving Company Certificate of Incorporation”). At the Effective Time, the bylaws of the Surviving Company shall be amended and restated in their entirety to be those of Merger Sub’s bylaws.

(b) Immediately prior to the Effective Time, the certificate of incorporation of Parent shall be, and the Parties shall take or cause to be taken all action (including by filing such certificate of incorporation with the Secretary of State of Wyoming), if any, required to cause the certificate of incorporation of Parent to be, in the form mutually agreed between the Parties, until thereafter amended in accordance with its terms (the “Parent A&R Charter”). Immediately prior to the Effective Time, the Parties shall take or cause to be taken all action, if any, required to cause the bylaws of Parent shall to be in the form mutually agreed between the Parties (the “Parent A&R Bylaws”).

Section 1.5. Officers and Directors of the Surviving Company. Each of the persons who is an officer and director of the Company immediately before the Effective Time will continue in the same position as an officer and director of the Surviving Company, until his or her death, resignation or removal. In accordance with Section 5.12, Parent shall take all action necessary or appropriate so that, at the Effective Time, the individuals set forth in Schedule 5.12 or their successor designees shall constitute the directors and officers of Parent.

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Section 1.6. Conversion of Securities.

(a) Conversion of Company Shares.

(i) At the Effective Time, subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties, the Company Shares issued and outstanding immediately before the Effective Time (other than Dissenting Shares and shares cancelled pursuant to Section 1.6(e)) will be converted into and become the right to receive, subject to this Section 1.6, a number of shares of Parent Series A Preferred Stock equal to the Series A Share Number (the “Merger Consideration”). Schedule 1.6(a)(i)(A), as the same may be amended by the Company not less than two (2) Business Days prior to the Closing Date, sets forth the allocation of the Merger Consideration among the Company Stockholders. For illustrative purposes only, Schedule 1.6(a)(i)(B) provides an example of the anticipated ownership of Parent Common Stock and Parent Preferred Stock (on an as-converted basis) and the assumed equity values attributable to the Parent, the Company Stockholders and the Investor in the Concurrent Financing upon the Closing, assuming the fact pattern set forth in said Schedule 1.6(a)(i)(B).

(ii) The “Series A Share Number” shall be such number of shares of Parent Series A Preferred Stock as are convertible into a number of shares of Parent Common Stock equal to (a) the quotient of (x) one hundred one million dollars ($101.1 million) divided by (y) (A) twelve million five hundred thousand dollars ($12.5 million), plus (B) the amount of Parent’s Net Cash, or minus (C) the amount of Parent’s Net Debt, as applicable, multiplied by (b) the Fully Diluted Parent Common Stock Outstanding.

(iii) The “Fully Diluted Parent Common Stock Outstanding” shall mean, without duplication, (a) the aggregate number of shares of Parent Common Stock (including restricted stock) issued and outstanding immediately prior to the Closing (other than shares of Parent Common Stock owned by the Parent which are to be cancelled and retired), plus (b) the aggregate number of shares of Parent Common Stock (x) issuable in settlement of restricted stock units, stock appreciation rights or other similar rights of Parent outstanding immediately prior to the Closing, (y) issuable upon the exercise, conversion or exchange of options, warrants, preferred stock, convertible debt or other similar rights of Parent outstanding immediately prior to the Closing, or (z) that a third party otherwise has an outstanding right to acquire, whether or not such right is subject to conditions or contingencies (including, for the avoidance of doubt, any obligation by Parent to issue shares of Parent Common Stock or securities exercisable for, or exchangeable or convertible into, shares of Parent Common Stock, in payment of any Transaction Expenses), in each case, excluding (A) any shares of Parent Common Stock issued or issuable in the Concurrent Financing, (B) the shares of Parent Common Stock issuable upon the exercise of the Performance Options, and (C) the shares of Parent Common Stock issuable upon the exercise of the IPO Warrants.

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(b) Closing Statement. At least three (3) Business Days prior to the Closing, Parent shall prepare and deliver a written statement to the Company, in form and substance reasonably acceptable to the Company (the “Closing Statement”), setting forth Parent’s determination of Parent’s Net Cash or Net Debt, as applicable, and the Fully Diluted Parent Common Stock Outstanding, as of immediately prior to the Closing, together with such schedules and data with respect to the determination thereof as is reasonably necessary to support the Closing Statement. The Closing Statement shall be prepared in accordance with U.S. GAAP, consistent with past practice (as modified by the terms of this Agreement), and shall be accompanied by a certificate executed by an executive officer of Parent to such effect.

(c) Adjustments to Merger Consideration. The number of shares of Parent Series A Preferred Stock issuable pursuant to Section 1.6(a) as Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable for Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parent Common Stock occurring on or after the date hereof but at or prior to the date such shares are issued pursuant to Section 1.6(a).

(d) Fractional Shares. No fraction of a share of Parent Series A Preferred Stock will be issued by virtue of the Merger in accordance with Section 1.6, and each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Series A Preferred Stock in accordance with Section 1.6(a) (after aggregating all fractional shares that otherwise would be received by such holder in accordance with Section 1.6) shall receive from Parent, in lieu of such fractional share, one (1) share of Parent Series A Preferred Stock.

(e) Cancellation of Treasury and Parent-Owned Company Shares. Any Company Shares held by Parent, the Company or any direct or indirect Subsidiary of any of the foregoing immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(f) Conversion of Merger Sub Common Stock. At the Effective Time, subject to the terms and conditions of this Agreement, by virtue of the Merger and without any further action on the part of the Parties, each share of Merger Sub’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Company.

Section 1.7. Exchange Procedures.

(a) Exchange of Company Shares. At or prior to the Closing, each Company Stockholder shall deliver the certificates evidencing their right to Company Shares (the “Company Certificates”), if any, to Parent for cancellation, or in the case of a lost, stolen or destroyed Company Certificate, will deliver to Parent an affidavit (and indemnity if required) in the manner provided in Section 1.7(d) and shall receive in exchange therefor the Merger Consideration to which such Company Stockholder is entitled pursuant to Section 1.6, in book-entry form (unless certificates are otherwise requested by such Company Stockholder), and upon the Effective Time, the Company Certificates, if any, shall forthwith be cancelled. To the extent that a Company Stockholder has not delivered the Company Certificates, if any, at or prior to the Closing, such Company Stockholder shall deliver such certificates to Parent promptly following the Closing, and such Company Certificates shall forthwith be cancelled. The delivery to Parent of the Company Certificates, if any, shall be a condition to the receipt by each Company Stockholder of the Merger Consideration to which such Company Stockholder is entitled pursuant to Section 1.6.

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(b) Distributions With Respect to Unexchanged Company Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Stock with a record date after the time a holder of Company Shares is entitled to receive the Merger Consideration (the “Entitlement Date”) will be paid with respect to the Merger Consideration to be issued to such holder of record of the Company Shares until such holder of record of such Company Shares shall deliver its Company Certificates, if any, as provided for in Section 1.7(a). Subject to applicable law, following delivery of the Company Certificates, if any, Parent shall promptly deliver to such record holder thereof the aggregate Merger Consideration issuable in exchange therefor in accordance with Section 1.6, and the amount of any such dividends or other distributions with a record date after the Entitlement Time theretofore paid with respect to such shares, in each case without interest.

(c) No Further Ownership Rights in Company Shares. The shares of Parent Series A Preferred Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares and there shall be no further registration of transfers on the records of the Surviving Company of the Company Shares that were outstanding immediately prior to the Effective Time.

(d) Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration into which the Company Shares formerly represented by such Company Certificates was converted, and any dividends or distributions payable pursuant to Section 1.7(b); provided, however, that, as a condition precedent to the delivery of such Merger Consideration and any such dividends or distributions, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Parent (and Parent’s transfer agent, if necessary) against any claim that may be made against Parent or Surviving Company with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

Section 1.8. Required Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax Legal Requirement. Parent shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.8, such amounts shall be treated for all purposes under this Agreement as having been delivered to the Person to whom such amounts would otherwise have been deliverable.

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Section 1.9. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and each of the parties shall prepare and file all Tax Returns on a basis consistent with such tax treatment and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes unless otherwise required by applicable Legal Requirements.

Section 1.10. Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action by Parent, the Company or the Surviving Company is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of Parent, the Company and the Surviving Company shall cause them to take all such action that it is lawful for them to take.

Section 1.11. Support Agreements. Concurrently with the execution of this Agreement, the Parent Stockholders identified on Schedule 1.11 (the “Supporting Holders”) are entering into support agreements with Parent and the Company (the “Support Agreements”), pursuant to which each of the Supporting Holders agrees to, among other things, vote all of the Parent Shares beneficially owned by such Supporting Holders in favor of the adoption of this Agreement and the approval of the Merger.

Section 1.12. Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time (other than Company Shares cancelled in accordance with Section 1.6(e)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights of such Company Shares in accordance with Section 262 of the DGCL (such Company Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall finally determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted, as of the later of (x) the Effective Time and (y) the date such right to appraisal is withdrawn or lost or a court finally determines that the holder thereof is not entitled to the relief provided by Section 262 of the DGCL, into the right to receive the portion of the Merger Consideration to which such holder is entitled pursuant to Section 1.6, without interest thereon, upon surrender of the Company Certificate or Company Certificates representing such Dissenting Shares in accordance with Section 1.7. The Company shall promptly provide Parent prompt written notice of any demands received by the Company for appraisal of Company Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in Schedule2 (the “Company Schedule”), the Company hereby represents and warrants to Parent and the Merger Sub as follows:

Section 2.1. Organization and Qualification. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.The Company is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure thereof would not have a Company Material Adverse Effect. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule2.1. The Company has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and Orders of or from any Governmental Authority (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to possess such Approvals (or the equivalent thereof) would not have a Company Material Adverse Effect. Complete and correct copies of the certificate of incorporation and bylaws (such documents, or other comparable governing instruments with different names, collectively, “Charter Documents”) of the Company, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

Section 2.2. Subsidiaries.

(a) The Company has no direct or indirect Subsidiaries other than those listed in Schedule2.2. Except as set forth in Schedule2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary is duly incorporated, organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization (as listed in Schedule2.2) except where the failure to be in good standing (or the equivalent thereof) would not have a Company Material Adverse Effect. Each Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be duly qualified or licensed (or the equivalent thereof) would not have a Company Material Adverse Effect. Each jurisdiction in which a Subsidiary is so qualified or licensed is listed in Schedule2.2. Each Subsidiary is in possession of all Approvals necessary to enable it to own, lease, and operate the properties it purports to own, lease, or operate and to carry on its business as it is now being conducted, except where the failure to possess any such Approval (or the equivalent thereof) would not have a Company Material Adverse Effect. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to Parent or Parent’s counsel.

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Section 2.3. Power and Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and to consummate the Merger and the other Transactions, subject to the Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Agreement by the Company has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary action on the part of the Company, subject to the Company Stockholder Approval. Other than obtaining the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the Merger and the other Transactions. This Agreement and each Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by the Company and (b) is (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when delivered) enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 2.4. Authorization of Governmental Authorities. Other than as described in this Agreement, no action by (including any authorization, consent or approval of), or filing with, any Governmental Authority is required by or on behalf of the Company in connection with (i) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, or (ii) the consummation of the Merger and the other Transactions by the Company, except, in the case of clause (ii), for (a) compliance with any applicable requirements of the HSR Act, (b) compliance with the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger, and (d) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or given at or prior to Closing that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in each case which are set forth in Schedule2.4.

Section 2.5. Non-contravention. Except as set forth in Schedule 2.5, the authorization, execution, delivery, or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Merger or the other Transactions, will:

(a) subject to compliance with the requirements specified in Section 2.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement or Permit applicable to the Company that would be or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

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(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination or cancellation of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of the Company that is material to the Company and its Subsidiaries, taken as a whole, or (ii) the Charter Documents of the Company;

(c) result in the creation or imposition of any material Lien on any material asset of the Company other than Permitted Liens; or

(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any material Contractual Obligation of the Company, including any “change of control” or similar provision, that would be or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 2.6. Compliance. Since January 1, 2023, the Company and each of its Subsidiaries has complied and is in compliance with all Legal Requirements applicable to the conduct of its business, or the ownership or operation of its business, in each case, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2023, no written notice of non-compliance with any material Legal Requirement has been received by the Company or any of its Subsidiaries, and the Company has no Knowledge of any such notice related to the Company or any of its Subsidiaries delivered to any other Person.

Section 2.7. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.0001 per share (the “Company Common Stock”), all of which shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Schedule 2.7(a) sets forth a list of each holder of Company Shares as of immediately before the Effective Time. All of the currently outstanding Company Shares (v) are duly authorized, fully paid and non-assessable, (w) were not issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or subscription rights, (x) were issued in compliance in all respects with all securities and other applicable Legal Requirements, (y) were issued in compliance with all requirements set forth in the Company’s Charter Documents and in any applicable Contractual Obligations, and (z) are free and clear of all Liens.

(b) Except as set forth on Schedule 2.7(b) or in accordance with Schedule 4.1, no Company Shares are reserved for issuance by the Company.

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(c) Except as set forth on Schedule 2.7(c) or in accordance with Schedule 4.1, there are no subscriptions, options, warrants, equity securities or similar ownership interests, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or make any payment (including any dividend or distribution) in respect of, any equity interests or similar ownership interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, accelerate the vesting of or enter into any such subscription, option, warrant, equity security or similar ownership interest, call, right, commitment or agreement.

(d) Neither the Company nor any of its Subsidiaries has granted (i) any preemptive rights or other similar rights in respect of any equity interests, or (ii) any equity appreciation rights, phantom units, or other securities with a value based on the equity interests of the Company.

(e) Except as provided in this Agreement or as set forth in Schedule 2.7(e), there are no registrations rights with respect to any securities of the Company or any of its Subsidiaries, and no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to any equity interests of the Company or any of its Subsidiaries.

(f) As a result of the consummation of the Merger and the other Transactions contemplated hereby, no equity interests, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights in connection with any equity interests, warrants, options or other securities of the Company or any of its Subsidiaries (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(g) Except as set forth on Schedule2.7(g), neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of equity interests or shares of capital stock of the Company or any of its Subsidiaries.

(h) No outstanding Company Shares are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.

Section 2.8. Financial Matters.

(a) Financial Statements. Attached hereto as Schedule 2.8 are copies of (i) the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2024 and 2023 and the related consolidated statements of income, cash flow and changes in stockholders’ equity of the Company for the fiscal years then ended, accompanied by the notes thereto, in each case as audited by Barton CPA LLC (the “Audited Financials”), and (ii) the consolidated unaudited balance sheets of the Company and its Subsidiaries as of June 30, 2025 and 2024 and the related consolidated unaudited statements of income, cash flow and changes in stockholders’ equity of the Company for the quarter then ended accompanied by the notes thereto (the “Unaudited Financials” and together with the Audited Financials, the “Financials” and the balance sheet as of June 30, 2025, the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”).

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(b) Compliance with U.S. GAAP. The Financials (including any notes thereto) (i) have been prepared, in all material respects, in accordance with U.S. GAAP consistently applied, and (ii) fairly present, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries on the dates and for the periods specified, all in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved, subject, in the case of the Unaudited Financials, to normal and recurring year-end adjustments and the absence of notes. Neither the Company nor any of its Subsidiaries is or has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c) Absence of Undisclosed Liabilities. The Company does not have any liabilities which are of a nature required by U.S. GAAP to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the Most Recent Balance Sheet and (ii) liabilities incurred (x) in the ordinary course of business since the Most Recent Balance Sheet Date, (y) in contemplation of the Transactions or with respect thereto, or (z) incurred outside of the ordinary course of business which would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) Scheduled Indebtedness. Schedule2.8(d) sets forth a true, correct, and complete list of each agreement governing Company Indebtedness, including all accrued interest and prepayment or other penalties which may be payable as a result of the Merger or the other Transactions.

(e) Internal Control. The Company has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP including policies and procedures that: (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s assets; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that the Company’s receipts and expenditures are being made only in accordance with appropriate authorizations of the Company’s management and board of directors; and (c) providing assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets. To the Company’s Knowledge, such internal control is effective and sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financials for external purposes in accordance with U.S. GAAP.

(f) SOX Compliance. Except as set forth in Schedule 2.8(f), there are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b‑7 under the Exchange Act) or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary has taken any action prohibited by Section 402 of the Sarbanes‑Oxley Act.

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Section 2.9. Absence of Certain Developments. Since the Most Recent Balance Sheet Date, and except as contemplated by this Agreement or set forth on Schedule 2.9 or Schedule 4.1, (a) there has not been any change, development, condition or event that constitutes a Company Material Adverse Effect, (b) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions), and (c) the Company has not taken any action that would have required the prior written consent of Parent under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 2.10. Real Property.

(a) Schedule2.10(a) sets forth a complete list of all land that is material to the operation of the Company’s business as currently conducted and either (i) owned by the Company or any Subsidiary of the Company (together with any buildings, structures, improvements, and/or fixtures located thereon and owned by the Company or any its Subsidiaries, the “Owned Real Property”) or (ii) leased, subleased or licensed by the Company or any Subsidiary of the Company (together with any buildings, structures, improvements, and/or fixtures located thereon and leased, subleased or licensed by the Company or any its Subsidiaries, the “Leased Real Property,” and together with the Owned Real Property, the “Real Property”), including (w) the landlord; (x) the annual and monthly base rent; (y) the current and prior (if different) use of the Leased Real Property; and (z) the term of the lease, including any options to renew or extend. Schedule 2.10(a) also identifies, with respect to each parcel of Leased Real Property, each lease, sublease or other Contractual Obligation under which such Leased Real Property is occupied or used (“Real Property Leases”). The Company has made available to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect.

(b) The Company or a Subsidiary of the Company, as applicable, has good and valid (and, in the case of Owned Real Property, good and marketable) fee simple title in and to, or a valid and enforceable leasehold, subleasehold or other possessory interest in, the Real Property, and such title or interest is free and clear of all Liens other than Permitted Liens, and neither the Company nor any of its Subsidiaries has received any written notice of any material default or event that, with or without notice or lapse of time, or both, would constitute a material breach, violation or default under the terms of any Real Property Lease, or otherwise permit the termination, modification, or acceleration of a material amount of rent or other sums due under any Real Property Lease. The Permitted Liens would not, individually or in the aggregate, reasonably be expected to materially adversely affect or interfere with the use or operation of the Real Property for the Company’s business as presently conducted. There are no outstanding options or other Contractual Obligations under which the Company or any Subsidiary of the Company has the obligation to sell or lease any interest in any Real Property to any Person (other than the Company and its Subsidiaries). Except as set forth on Schedule2.10(a), there are no Contractual Obligations under which the Company or any Subsidiary of the Company has granted to any Person (other than the Company and its Subsidiaries) the right of use or occupancy of any Real Property. No material improvements constituting a part of the Owned Real Property encroach on real property owned by a Person other than the Company or its Subsidiaries. No eminent domain or condemnation Action is pending or, to the Company’s Knowledge, threatened, that would preclude or impair the use of any Real Property for the operation of the Company’s business as currently conducted. To the Company’s Knowledge: (i) there is no current material breach or default by any party under any valid Contract, easement or restrictive covenant affecting any Owned Real Property, (ii) neither the Company nor any of its Subsidiaries has received written notice of any material default under, or material violation of, any term or condition of any easement or restrictive covenant to which the Owned Real Property is subject, and (iii) there does not exist any condition or event that, but for the lapse of time or the giving of notice, or both, would constitute such a material default under, or violation of, any term or condition of any easement or restrictive covenant to which the Owned Real Property is subject. To the Company’s Knowledge, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests, if any, necessary for the utilization of the Real Property for the operation of the Company’s business as currently conducted have been obtained and are in full force and effect without material default thereunder.

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(c) To the Company’s Knowledge, there are no pending or proposed special assessments for public improvements which, if levied or imposed on the Real Property, would constitute a Company Material Adverse Effect.

(d) The use and operation of the Real Property in the conduct of the Company’s business as currently conducted does not violate, in any material respect, any Legal Requirement affecting the Real Property or any presently recorded and validly existing covenant, condition, restriction, or easement affecting the Real Property.

Section 2.11. Personal Property. The Company and its Subsidiaries have good, valid and marketable title to, or a valid and enforceable leasehold interest in or right to use, all material personal property and other material property and assets owned, used or held for use by the Company and its Subsidiaries in connection with the business of the Company and/or its Subsidiaries or reflected in the Most Recent Balance Sheet (the “Personal Property”), other than Personal Property disposed of in the ordinary course of business after the Most Recent Balance Sheet Date, in each case free and clear of all Liens, except for Permitted Liens. The Permitted Liens would not reasonably be expected, individually or in the aggregate, to materially adversely affect or interfere with the current use or operation of the Personal Property.

Section 2.12. Condition and Sufficiency of Assets. The Real Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components that are a part of the Real Property, are in reasonably good operating condition, order and repair in all material respects, subject to normal wear and tear; and to Company’s Knowledge, there exists no material defects or damages to the Real Property, whether latent or otherwise. The tangible Personal Property has been maintained in the ordinary course of business and is in reasonably good operating condition, subject to normal wear and tear. The Personal Property and Real Property are sufficient, in all material respects, for the conduct of the Company’s business as currently conducted.

Section 2.13. Intellectual Property.

(a) Non-Infringement. Except as set forth on Schedule2.13(a): (i) none of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any infringement, misappropriation, or violation of the Intellectual Property Rights of any third party, and (ii) to the Company’s Knowledge, the operation of the Company and its Subsidiaries’ business as is currently conducted and as presently intended to be conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any third party. Except as set forth on Schedule2.13(a), to the Company’s Knowledge, (x) the Company IP Registrations are not the subject of any challenge and (y) no Person is materially infringing upon, misappropriating or otherwise violating any Company Intellectual Property Rights.

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(b) Scheduled Intellectual Property Rights. Schedule2.13(b) identifies all registered patents, trademarks, and copyrights, and all applications, certificates, filings, provisionals, or other documents relating to patents, trademarks, or copyrights, and domain names owned by the Company or any of its Subsidiaries, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner (collectively, the “Company IP Registrations”). Each of the Company IP Registrations is valid and subsisting. The Company or one of its Subsidiaries exclusively owns and possesses all right, title and interest in and to the Company IP Registrations

(c) IP Contracts. Schedule2.13(c) identifies each Contractual Obligation (i) under which the Company or any of its Subsidiaries uses or licenses Intellectual Property Rights that any third-party owns, other than off-the-shelf software (the “Inbound IP Contracts”), or (ii) under which the Company or any of its Subsidiaries has granted to any Person any right or interest with regard to any Company Intellectual Property Rights, including settlement agreements and covenants not to sue (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”).

(d) Company IP. Except as would not be material to the Company and its Subsidiaries, taken as a whole, and except as set forth on Schedule2.13(d), the Company or one of its Subsidiaries owns or otherwise has the right to use all Intellectual Property Rights required or necessary for the conduct of the Company’s business as currently conducted and as contemplated to be conducted after the Transactions, free and clear of all Liens other than Permitted Liens, none of which would reasonably be expected to materially adversely affect or interfere with the current use of such Intellectual Property Rights. No Company Intellectual Property Rights necessary for the conduct of the Company’s business are subject to (i) any Action, Contractual Obligation, or Order of a Governmental Authority that materially restricts the use, transfer or licensing thereof by the Company or any of its Subsidiaries (other than restrictions contained in the IP Contracts disclosed in Schedule2.13(c)), or (ii) which may materially affect the validity, use or enforceability of such Company Intellectual Property Rights.

(e) Know-how. The Company and/or one or more of its Subsidiaries, as appropriate, have taken commercially reasonable measures to protect the secrecy and confidentiality of all material know-how included in the Intellectual Property Rights of the Company and its Subsidiaries. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has disclosed to any Person (including any employees, contractors, and consultants) any such material know-how except under a confidentiality agreement or other legally binding confidentiality obligation, and to the Company’s Knowledge, there has not been any material breach by any party to any such confidentiality agreement. The Company and each Subsidiary has required all Persons (including any current or former employees, contractors, and consultants) who create or develop or have created or developed any material registered or applied for Intellectual Property for the benefit of the Company or any Subsidiary to assign, and all such Persons have assigned, to the Company or a Subsidiary (by present assignment) all of such Person’s rights in such registered or applied for Intellectual Property, except as would not be material to the Company and its Subsidiaries, taken as a whole.

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(f) Company Source Code. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any material Company Source Code, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure (including releases from any Company Source Code escrow arrangements), delivery or license by the Company or any Subsidiary of such Company Source Code, except as would not reasonably be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined Open Source Materials with, or distributed Open Source Materials in conjunction with, Company Products in a manner that grants, or purports to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property that require, as a condition of use, modification and/or distribution of such Open Source Materials that any Company Source Code be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge.

(g) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company's right to own or use any Company Intellectual Property required or necessary for the conduct of the Company’s business as currently conducted and as contemplated to be conducted after the Transactions.

Section 2.14. IT Systems and Data Privacy.

(a) The Company IT Systems are owned by, or validly licensed, leased or supplied under contracts to the Company or its Subsidiaries. The Company IT Systems are adequate and sufficient, in all material respects, for the respective operations of the Company and the Company Subsidiaries as currently conducted and as contemplated to be conducted after the Transactions.

(b) Except as set forth on Schedule 2.14(b), to the Company’s Knowledge, since January 1, 2023, there have been no material data security breach or material unauthorized access of, and no failure, breakdown, performance reduction, disruption, or other adverse event that materially adversely affected the Company’s and its Subsidiaries’ business or operations with respect to, any Company IT Systems, or any other material unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information, in each case owned or controlled by the Company or its Subsidiaries, or to the knowledge of the Company, by any third Person on behalf of the Company or any Subsidiary, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws to which the Company or such Subsidiary is subject.

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(c) The Company and each Subsidiary has established and maintains commercially reasonable measures that are designed to protect the Company IT Systems and all trade secrets, the data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, and any third party data howsoever obtained or collected by or for the Company or any Subsidiary, including Personal Confidential Information and other customer data processed in connection with use of any Company Product, and control against unauthorized access, use, modification, disclosure or other misuse, including, without limitation, through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards. The Company and its Subsidiaries have materially aligned their cybersecurity practices with relevant industry standards and have remediated any and all material identified vulnerabilities.

(d) The collection, maintenance, transmission, transfer, use, disclosure, storage, disposal, and security of Personal Confidential Information by the Company and each Subsidiary has complied in all material respects with (i) applicable Information Privacy and Security Laws, (ii) Disclosed Contracts that govern Personal Confidential Information, (iii) Payment Card Industry Data Standards, and (iv) applicable privacy policies of each Company and Subsidiary. No Action is pending or, to the Company’s Knowledge threatened in writing against the Company or any Subsidiary relating to the processing or security of Personal Confidential Information.

(e) To the knowledge of the Company, the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Information Privacy and Security Laws, or result in the Company or any of its Subsidiaries being prohibited from receiving or using any personal information in the manner currently received or used.

Section 2.15. Permits. The Company and each Subsidiary, as applicable, has been duly granted all Permits necessary for the conduct of the business presently conducted by it and the ownership use and operation of its material assets, other than any such Permits which if not held by the Company and its Subsidiaries would not be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole. All such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or, to the Company’s Knowledge, threatened in writing, except where such suspension or cancellation would not reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole. The Company is in material compliance with all terms and conditions of such Permits and, as of the date of this Agreement. The Company has made available to Parent true, correct and complete copies of all material Permits held by it and its Subsidiaries, all of which material Permits are listed on Schedule2.15. Neither the Company nor any of its Subsidiaries is in violation in any material respect of the terms of any such Permit. Except as set forth on Schedule 2.15, the Transactions will not cause the cancellation of, or require the consent of any Person with respect to, any such Permit.

Section 2.16. Tax Matters.

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf all income other material Tax Returns in each jurisdiction in which the Company or such Subsidiary is required to file Tax Returns. All such Tax Returns were correct and complete in all respects. All material Taxes owed by the Company or any Subsidiary (whether or not shown on any Tax Return) have been timely paid in full, whether or not shown as due on such Tax Returns. Neither Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. To the best of the Company’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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(b) The Company and each of its Subsidiaries has (i) withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder and (ii) materially complied with all Legal Requirements and filings required with respect thereto.

(c) Except as set forth on Schedule 2.16(c), there are no outstanding audits or examinations concerning any Tax Return either (i) claimed, threatened, or raised by a Governmental Authority in writing, or (ii) as to which the Company or the officers (and employees responsible for Tax matters) of the Company have knowledge.

(d) There is no Tax deficiency outstanding, proposed or assessed against the Company or any Subsidiary, nor has the Company or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and each of its Subsidiaries has complied with all Legal Requirements with respect to payments made to third parties with respect to any Taxes.

(e) There is no adjustment relating to any Tax Returns filed by the Company or any Subsidiary (i) that has been proposed in writing, formally or informally, by any Governmental Authority, or (ii) of which the Company or the officers (and employees responsible for Tax matters) of the Company have knowledge.

(f) No power of attorney that has been granted by the Company or any Subsidiary with respect to a Tax matter is currently in effect.

(g) Neither the Company nor any Subsidiary has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise (other than a group including only the Company and its Subsidiaries), or has any liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement (i) as to which only the Company and/or its Subsidiaries are a party or (ii) that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes.

(h) Neither the Company nor any Subsidiary is currently subject to any Liens, other than Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of the Company or a Subsidiary to pay Taxes, and the Company has no Knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

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(i) To the Company’s Knowledge, the Company and its Subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Financials, whether asserted or unasserted, contingent or otherwise.

(j) Neither the Company nor any of its Subsidiaries, nor Affiliate of the Company or any of its Subsidiaries, has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 2.17. Employee Benefit Plans.

(a) Schedule2.17(a) sets forth a true and complete list of all Employee Plans that the Company or any of its ERISA Affiliates sponsors or maintains, or to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute, in each case, for the benefit of current or former employees, directors, or consultants. With respect to each Employee Plan, the Company has made available to Parent accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements and (ii) any summary plan descriptions or employee handbooks.

(b) Each Employee Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and applicable Legal Requirements. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Employee Plans have been timely made or accrued in all material respects. There is no pending or, to the Company’s Knowledge, threatened Action relating to an Employee Plan, other than routine claims in the ordinary course of business for benefits provided for by the Employee Plans. To the Company’s Knowledge there are no audits, inquiries, or proceedings pending or threatened by any Governmental Authority with respect to any Employee Plan.

(c) There are no plans or commitments to establish any new Employee Plan, or to modify any Employee Plan, except as set forth in this Agreement or the Ancillary Agreements, or as required by Legal Requirements.

(d) Except as set forth in Schedule2.17(d), each Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms without material liability to Parent or the Company, other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid.

(e) Except as set forth in Schedule2.17(e) or as required by Legal Requirements, neither the execution and delivery of this Agreement nor the consummation of the Merger and the other Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any manager, member of the board of managers, director, officer, executive, employee, or consultant of the Company or any of its Subsidiaries under any Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

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(f) The representations and warranties contained in this Section 2.17 are the only representations and warranties being made by the Company with respect to employee benefits.

Section 2.18. Labor Matters.

(a) Except as set forth on Schedule 2.18, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or a Subsidiary and the Company has no Knowledge of any activities or proceedings of any labor union to organize any such employees. Except as set forth on Schedule 2.18, since January 1, 2023, there have been no strikes, work slowdowns, work stoppages or lockouts between any employees of the Company or any of its Subsidiaries, on the one hand, and the Company or such Subsidiary, on the other hand. The Company is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other contracts listed on Schedule 2.18.

(b) True and complete information as to the name and current job title, base salary, target bonus, and any severance entitlements for all current officers of the Company and its Subsidiaries has been provided to Parent. Other than as set forth in Schedule2.18, each employee of the Company or a Subsidiary is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by Legal Requirements or in any applicable employment agreement, and there are no agreements or understandings between the Company or any Subsidiary and any of its respective employees that their employment will be for any particular period.

(c) To the Company’s Knowledge, none of the officers of the Company or any of its Subsidiaries presently intends to terminate his or her employment with the Company or such Subsidiary. The Company and each of its Subsidiaries is in compliance in all material respects and, to the Company’s Knowledge, the Company’s and each of its Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or such Subsidiary and such individual.

(d) The Company and each of its Subsidiaries has in all material respects complied with, and is in compliance in all material respects with, all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages or penalties with respect thereto. Since January 1, 2023, neither the Company nor any Subsidiary (i) has received written notice of any actual or alleged violation of any such Legal Requirement, or (ii) has been informed in writing that it is subject to or received written notice of an audit or investigation by any Governmental Authority relating to any employment-related matter. All amounts that the Company or any of its Subsidiaries is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by Legal Requirements have been withheld and paid or accrued as a liability in the Financials. There are no pending, or to the Company’s Knowledge, threatened in writing, Actions against the Company or any Subsidiary by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as such under all applicable Laws. There are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company.

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(e) No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits, and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave and severance pay).

(f) The Company has complied in all material respects with the Workers Adjustment and Retraining Notification Act (“WARN Act”), and it has no current plans to undertake any action in the future that would trigger the WARN Act.

Section 2.19. Environmental Matters.

(a) Except as set forth in Schedule2.19 or as would not be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and each of its Subsidiaries is and has been in compliance with all applicable Environmental Laws, (b) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries on or upon, into or from any site (including soils, groundwater, surface water, air, buildings, or other structures) currently owned, leased or otherwise operated or used by the Company or any of its Subsidiaries, or formerly owned, leased, or otherwise operated or used by the Company or any of its Subsidiaries so as to give rise to any liability or corrective or remedial obligation under any Environmental Law, (c) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries or, to the Company’s Knowledge, their respective past or present operations was or may be in violation of, is or has been in noncompliance with Environmental Laws, or is liable under any Environmental Law; (d) to the Company’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on and no Hazardous Substance stored on, any site owned or operated by the Company or any of its Subsidiaries, except in compliance with Environmental Laws; (e) no Actions or investigations (of which investigation the Company has Knowledge) are pending or, to the Company’s Knowledge, threatened in writing relating to an actual or alleged violation of any Environmental Law by the Company or any of its Subsidiaries; (f) there have been no Hazardous Substances generated by the Company or any of its Subsidiaries that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the U.S. so as to give rise to liability or corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Law; and (g) except for the Real Property Leases, neither the Company nor any of its Subsidiaries has entered into any contract that would reasonably be expected to require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Law or the Hazardous Substance related activities of the Company, its Subsidiaries or any other Person..

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(b) The representations and warranties contained in this Section 2.19 are the only representations and warranties being made by the Company with respect to (a) compliance with or liability under Environmental Laws, (b) any release of Hazardous Substances or (c) with respect to any environmental matter related to the Company or any of its Subsidiaries.

Section 2.20. Contracts.

(a) Schedule2.20 lists each of the following Contractual Obligations to which the Company or any of its Subsidiaries is bound:

(i) any Contractual Obligation with respect to a dealer, distributor, referral, or similar agreement, or any Contractual Obligation providing for the grant by the Company or any of its Subsidiaries of rights to market or sell Company Products on behalf of the Company to any other Person;

(ii) any Contractual Obligation pursuant to which a partnership or joint venture was established that is material to the operation of the Company’s business as currently conducted;

(iii) any Contractual Obligation made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset, (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any Company Product, or (z) pursuant to which any other Person is granted “most favored nations” pricing or customer status or similar with respect to any Company Products;

(iv) any Contractual Obligation providing for outsourced development or joint development of any material items of Company Intellectual Property;

(v) any Contractual Obligation made other than in the ordinary course of business containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company and its Subsidiaries, taken as a whole;

(vi) any lease, sublease or similar arrangement for the use by the Company or any of its Subsidiaries of any Real Property or Personal Property owned by a third party, and any lease, sublease or similar arrangement for use by a third party of any Real Property or Personal Property owned, leased or subleased by the Company or any of its Subsidiaries, where the annual lease payments are greater than $50,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business) or where the Real Property or Personal Property is material to the business of the Company or any of its Subsidiaries;

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(vii) any Contractual Obligation under which the Company or any of its Subsidiaries has permitted any material asset to become subject to, or under which any material asset may become subject to, a Lien (other than a Permitted Lien);

(viii) any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any officer, director, employee or consultant in excess of $75,000 per year;

(ix) any collective bargaining agreement with any labor union;

(x) any Contractual Obligation that purports to limit materially either the type of business in which the Company or any of its Subsidiaries (or, after the Closing, Parent or one of its Subsidiaries or Parent’s successors or assigns) may engage or the geographic area in which any of them may engage in any business, or to limit the solicitation by any of them of the employment of any Person or the ability of any of them to sell to or purchase from any Person;

(xi) any outstanding general or special powers of attorney executed by or on behalf of the Company or any of its Subsidiaries other than in the ordinary course of business;

(xii) any Contractual Obligation relating to the issuance of any equity interests or debt securities or any securities convertible into or exchangeable for equity interests or debt securities, or subscriptions, rights, warrants or options to acquire any equity interests or debt securities or any securities convertible into or exchangeable for equity interests or debt securities;

(xiii) any obligation to register any equity interests with any Governmental Authority;

(xiv) any Contractual Obligation relating to any joint venture or strategic partnership or alliance with another Person that is material to the operation of the Company’s business as currently conducted;

(xv) any Contractual Obligation under which the Company or any of its Subsidiaries has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its Affiliates, shareholders, members, officers, managers, members of the board of managers or board of directors, or employees;

(xvi) any Contractual Obligation (or group of related Contractual Obligations) the performance of which mandates payment by the Company or any of its Subsidiaries of consideration in excess of $50,000 per annum over the remaining life of such Contractual Obligation, other than (A) any Contractual Obligation that is terminable by the Company or the applicable Subsidiary at will without material liability and on less than ninety (90) days’ notice, (B) any Contractual Obligation (or group of related Contractual Obligations) to remit amounts received by the Company to third parties in connection with construction contracts and (C) purchase orders received in the ordinary course of business;

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(xvii) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money by the Company or any of its Subsidiaries in excess of $50,000; and

(xviii) any guaranty by the Company or any of its Subsidiaries, or Affiliate thereof, of any obligation of another Person in excess of $50,000;

(xix) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(xx) any Contracts related to Intellectual Property that are material to the Company and its Subsidiaries, taken as a whole;

(xxi) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(xxii) all Contracts that relate to the acquisition or disposition outside the ordinary course of business of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); and

(xxiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 2.20.

(b) The Company has made available to Parent or its counsel copies of each Contractual Obligation listed on Schedule2.20 that are accurate and complete, in each case, as amended or otherwise modified and currently in effect. Each Contractual Obligation required to be disclosed on Schedule2.20 (the “Disclosed Contracts”) is in full force and effect and is a valid and binding agreement enforceable against the Company and/or its Subsidiaries, as applicable, except where any such failure would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and, to the Company’s Knowledge, is valid and binding on the other party or parties thereto, in accordance with its terms. No Company or Subsidiary, nor, to the Company’s Knowledge, any other party to any Disclosed Contract, is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract, and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time or both would become a breach of or default under any Disclosed Contract.

Section 2.21. Customers and Suppliers.

(a) Set forth in Schedule2.21(a) is a list of the top ten (10) customers (by revenue) of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2024 and any additional customers that are reasonably expected to be there for the fiscal year ending December 31, 2025 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to the Company and its Subsidiaries by each Material Customer during each such period. Except as set forth in Schedule2.21(a), as of the date of this Agreement, no such Material Customer has expressed to the Company in writing, and the Company has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company or of a material breach of the terms of any contract with such Material Customer.

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(b) Set forth in Schedule2.21(b) is a list of the top ten (10) vendors to and/or suppliers of (by spend) of the Company and its Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2024 (collectively, the “Material Suppliers”), and the amount of consideration paid to each Material Supplier by the Company and its Subsidiaries during each such period. No such Material Supplier is the sole source of the goods or services supplied by such Material Supplier. No such Material Supplier has expressed to the Company or any of its Subsidiaries in writing its intention to, and to the Company’s Knowledge, no such Material Supplier intends to, cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company and its Subsidiaries or indicating a material breach of the terms of any Contractual Obligation with such Material Supplier.

(c) To the Company’s Knowledge, (i) no Material Supplier or Material Customer intends to refuse to pay any amount due to the Company or its Subsidiaries or seek to exercise any remedy against the Company or its Subsidiaries, (ii) neither the Company nor its Subsidiaries has within the past two (2) years been engaged in any material dispute with any Material Supplier or Material Customer, and (iii) the consummation of the transactions contemplated in this Agreement and the Ancillary Documents are not reasonably expected to adversely affect the relationship of the Company or its Subsidiaries with any Material Supplier or Material Customer.

Section 2.22. Affiliate Transactions. To the Company’s Knowledge, no Affiliate of the Company or any of its Subsidiaries: (a) has any material interest in any asset owned or leased by the Company or its Subsidiaries or used in connection with the business of any of the Company or its Subsidiaries, (b) has received a loan from the Company or any of its Subsidiaries which has not been repaid as of the date of this Agreement, or (c) is engaged in any material transaction, arrangement, or understanding with the Company or any of its Subsidiaries, other than through the ownership of equity interests as disclosed in Schedule2.7(a) or Schedule2.7(b) or as issued or acquired in accordance with Schedule 4.1, and other than payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business.

Section 2.23. Litigation. Except as set forth on Schedule 2.23, there are no pending or, to the Company’s Knowledge, threatened, (a) Actions to which the Company or any of its Subsidiaries is a party (either as plaintiff or defendant), or to which any material assets of the Company or any of its Subsidiaries are subject, which is reasonably expected to be materially adverse to the operations of the Company or any of its Subsidiaries, or (b) allegations of sexual harassment against any officer, manager, director or executive employee of the Company or any of its Subsidiaries which could reasonably be expected to result in a Company Material Adverse Effect. To the Company’s Knowledge, no event has occurred or circumstances exist that may reasonably be expected to give rise to, or serve as a basis for, any such Action. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing Order of, or consent decree, settlement agreement or other similar written agreement with, or to the Company’s Knowledge, continuing investigation by, any Governmental Authority, that would cause a Company Material Adverse Effect.

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Section 2.24. Insurance. Schedule2.24 sets forth a list of the material insurance policies maintained by the Company and its Subsidiaries or with respect to which the Company is a named insured or otherwise the beneficiary of coverage, and fidelity and surety bonds that cover the Company and its Subsidiaries. The list includes for each such policy, the type of policy, form of coverage, the policy number and the name of the insurer. The Company has made available to Parent true and accurate copies of each such policy. Each such policy is legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums have been paid, neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any of such policies, and no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received by the Company or any of its Subsidiaries, in each case, where such failure, default, breach or termination was not or would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole. To the Company’s Knowledge, the coverages provided by such insurance policies are normal and customary for comparable entities in the Company’s industry and are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Disclosed Contracts. There is no material claim pending under any of such policies or bonds as to which coverage has in writing been questioned, denied, or disputed.

Section 2.25. Brokers. Except as set forth in Schedule2.25, no investment banker, financial advisor, broker, or finder has acted for or on behalf of the Company nor, to the Company’s Knowledge, any Company Member or any Affiliate of the Company or a Company Member, in connection with this Agreement or the Transactions, and the Company has not (and, to the Company’s Knowledge, none of the Company Stockholders or any Affiliate of the Company or a Company Member has) entered into any agreement with any Person which will result in the obligation of the Company or its Subsidiaries or Parent to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Merger and the other Transactions.

Section 2.26. Restrictions on Business Activities. Except as set forth in Schedule 2.26, there is no Contractual Obligation or Order of a Governmental Authority binding on the Company or any of its Subsidiaries, or their respective material assets, or to which the Company or any of its Subsidiaries is a party, which has, or could reasonably be expected to have, the effect of materially prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of the business of the Company or any of its Subsidiaries as currently conducted or as presently expected to be conducted.

Section 2.27. Anti-Corruption Matters.

(a) Since January 1, 2023, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge any of their respective Affiliates or Associated Persons or any other Person acting on behalf of any them, has engaged in any activity or conduct that has resulted or will result in the violation of any applicable Anti-Corruption Laws, any Anti-Tax Evasion Laws, or any Economic Sanctions Laws.

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(b) The Company and each of its Subsidiaries has in place commercially reasonable procedures to prevent violation of any Anti-Corruption Laws, Economic Sanctions Laws, or Anti-Tax Evasion Laws by their Affiliates and Associated Persons in accordance with all Legal Requirements and generally accepted industry standards.

(c) Since January 1, 2023, to the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries, nor any of their Affiliates or Associated Persons, nor any other Person acting on behalf of any of the foregoing, is or has been the subject of any investigation, inquiry, litigation, or administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offense or alleged offense under any Anti-Corruption Laws, Economic Sanctions Laws, or Anti-Tax Evasion Laws, (ii) no such investigation, inquiry, litigation, or proceedings have been threatened or are pending, and (iii) there are no circumstances likely to give rise to any such investigation, inquiry, litigation, or proceedings.

(d) Neither the Company nor any of its Subsidiaries, nor any of their Affiliates or Associated Persons, is currently identified on the specially designated nationals or other blocked person list or otherwise subject to any U.S. sanctions administered by OFAC, and such persons have not directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

(e) The Company and each of its Subsidiaries is in compliance in all material respects with all Export Control Laws applicable to it. Without limiting the foregoing: (i) the Company and each of its Subsidiaries has obtained all material export licenses and other material approvals required for its exports of products required by any Export Control Law and all such approvals and licenses are in full force and effect; (ii) the Company and each of its Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses or other approvals; and (ii) there are no claims pending or threatened in writing against the Company or any of its Subsidiaries with respect to such export licenses or other approvals.

Section 2.28. Board Approval. The Board of Directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, in accordance with the Company’s Charter Documents, duly approved this Agreement, the Ancillary Agreements, the Merger and the other Transactions, and (i) declared the advisability of the Merger and the other Transactions, (ii) determined that the Merger and the other Transactions are fair to, and in the best interests of, the Company and the Company Stockholders, (iii) determined to recommend to the holders of Company Shares that they vote in favor of the adoption of this Agreement and the approval of the Merger and the other Transactions. Such resolutions have not been subsequently rescinded, modified or withdrawn in any way.

Section 2.29. Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are substantially complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and substantially complete records of all meetings, and actions taken by written consent of, the Stockholders, the Board of Directors of the Company and any committees of the Company Board.

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Section 2.30. Exclusivity of Representations. Except as provided in this ARTICLE II (as modified by the Company Schedule) or in any certificate delivered by the Company to Parent pursuant to this Agreement, neither the Company nor any of its Subsidiaries, nor any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, or representatives, has made, or is making, any representation or warranty whatsoever to Parent or its Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of Parent for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in ARTICLE III (as modified by the Parent Schedule) or in any certificate delivered by the Company to Parent pursuant to this Agreement, it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 (the “Parent Schedule”), each of Parent and Merger Sub represents and warrants to the Company as follows:

Section 3.1. Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wyoming and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted, except where the failure thereof would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be duly qualified or licensed (or the equivalent thereof) would not have a Parent Material Adverse Effect. Each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule3.1. Each of Parent and Merger Sub has the requisite corporate or limited liability company, as applicable, power and authority and is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure thereof would not have a Parent Material Adverse Effect. Complete and correct copies of the Charter Documents of Parent and Merger Sub, as amended and currently in effect, have been made available to the Company or the Company’s counsel.

Section 3.2. Subsidiaries.

(a) Parent and Merger Sub have no direct or indirect Subsidiaries other than those listed in Schedule 3.2. Except as set forth in Schedule 3.2, Parent and Merger Sub own all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, neither Parent nor Merger Sub owns, directly or indirectly, any equity or voting interest in any Person and do not have any agreement or commitment to purchase any such interest, and have not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary is duly incorporated, organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization (as listed in Schedule 3.2) except where the failure to be in good standing (or the equivalent thereof) would not have a Parent Material Adverse Effect. Each Subsidiary is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be duly qualified or licensed (or the equivalent thereof) would not have a Parent Material Adverse Effect. Each jurisdiction in which a Subsidiary is so qualified or licensed is listed in Schedule 3.2. Each Subsidiary is in possession of all Approvals necessary to enable it to own, lease, and operate the properties it purports to own, lease, or operate and to carry on its business as it is now being conducted, except where the failure to possess any such Approval (or the equivalent thereof) would not have a Parent Material Adverse Effect. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to the Company or its counsel.

Section 3.3. Power and Authorization. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which Parent or Merger Sub is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and to consummate the Merger and the other Transactions, subject to approval of the Parent Stockholder Matters. The execution and delivery of this Agreement and each Ancillary Agreement by each of Parent and Merger Sub has been (or with respect to Ancillary Agreements to be entered into at the Closing, will be) duly authorized by all necessary corporate action on the part of Parent or Merger Sub, as applicable, subject to approval of the Parent Stockholder Matters. Other than obtaining the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the Merger and the other Transactions. This Agreement and each Ancillary Agreement to which Parent and Merger Sub are (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Parent and Merger Sub and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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Section 3.4. Authorization of Governmental Authorities. Other than as described in this Agreement, no action by (including any authorization, consent or approval of), or filing with, any Governmental Authority is required by or on behalf of Parent or Merger Sub in connection with, (i) the valid and lawful authorization, execution, delivery and performance by each of Parent and Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (ii) the consummation of the Merger and the other Transactions by Parent and Merger Sub, except, in the case of clause (ii), for (a) compliance with any applicable requirements of the HSR Act, (b) compliance with the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger, and (d) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or given at or prior to Closing that would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, in each case which are set forth in Schedule3.4.

Section 3.5. Non-contravention. Except as set forth in Schedule 3.5, neither the authorization, execution, delivery, or performance by Parent or Merger Sub of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Merger or the other Transactions, will:

(a) subject to compliance with the requirements specified in Section 3.4, result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material Legal Requirement applicable to any member of the Parent Group that would be or would reasonably be expected to be material to Parent Group, taken as a whole;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination or cancellation of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of any member of the Parent Group that is material to the Parent Group, taken as a whole, or (ii) the Charter Documents of Parent or Merger Sub;

(c) result in the creation or imposition of any material Lien on any material asset of any member of the Parent Group other than Permitted Liens; or

(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any material Contractual Obligation of any member of the Parent Group, including any “change of control” or similar provision, that would be or would reasonably be expected to be material to the Parent Group, taken as a whole.

Section 3.6. Compliance. Each member of the Parent Group has complied and is in compliance with all Legal Requirements applicable to the conduct of its business, or the ownership or operation of its business, in each case, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Parent Group, taken as a whole. No written notice of non-compliance with any material Legal Requirement has been received by Parent or any of its Subsidiaries, including Merger Sub, and Parent has no Knowledge of any such notice related to any member of the Parent Group delivered to any other Person.

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Section 3.7. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, of which 6,154,724 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) 2,000,000 shares of preferred stock of Parent, par value $0.001 per share (“Parent Preferred Stock,” and together with the Parent Common Stock, the “Parent Stock”), of which no shares of Parent Preferred Stock are issued and outstanding. All of the currently outstanding shares of Parent Common Stock (v) are duly authorized, fully paid and non-assessable, (w) were not issued in violation of any agreement, arrangement or commitment to which Parent is a party or is subject to or in violation of any preemptive or subscription rights, (x) were issued in compliance in all respects with all securities and other applicable Legal Requirements, (y) were issued in compliance with all requirements set forth in Parent’s Charter Documents and in any applicable Contractual Obligations, and (z) are free and clear of all Liens (other than Liens granted by the holders of the Parent Common Stock).

(b) Except as set forth on Schedule 3.7(b), no shares of Parent Stock are reserved for issuance by the Company.

(c) Except as set forth on Schedule 3.7(c), there are no subscriptions, options, warrants, shares of capital stock, equity securities or similar ownership interests, calls, rights, commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound obligating Parent or Merger to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Parent or Merger Sub or obligating Parent or Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, share of capital stock, equity security or similar ownership interest, call, right, commitment or agreement.

(d) Neither Parent nor Merger Sub has granted (i) any preemptive rights or other similar rights in respect of any capital stock, (ii) any equity appreciation rights, phantom units, or other securities with a value based on the capital stock of the Company, or (iii) any board nomination or observer rights.

(e) Except as provided for in this Agreement or as set forth in Schedule3.7(e), there are no registrations rights with respect to any securities of Parent or Merger Sub, and no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any capital stock of Parent or Merger Sub.

(f) Except as provided in this Agreement or as set forth on Schedule3.7(f), as a result of the consummation of the Merger and the other Transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights in connection with any shares, warrants, options or other securities of Parent or Merger Sub (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Except as provided in this Agreement or as set forth on Schedule3.7(f), the Parent Warrants do not contain any anti-dilution rights, other than adjustments for stock splits, reverse stock splits, stock combinations, stock dividends and similar transactions affecting the stockholders as whole.

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(g) Except as set forth on Schedule3.7(g), neither Parent nor Merger Sub has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of shares of capital stock of the Company or any of its Subsidiaries.

(h) Except as provided for in this Agreement or as set forth in Schedule3.7(h), no outstanding securities of Parent are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Parent.

(i) The authorized and outstanding share capital of Merger Sub is 1,000 shares of common stock, par value $0.0001 per share. Parent owns all of the outstanding share capital of Merger Sub, free and clear of all Liens.

Section 3.8. Parent SEC Reports and Financial Statements.

(a) Parent SEC Reports and Financial Statements. Except as set forth in Schedule 3.1(a), Parent has timely filed all registration statements, reports, schedules, forms, statements and other documents required to have been filed by Parent with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10‑Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Absence of Undisclosed Liabilities. Parent does not have any liabilities which are of a nature required by U.S. GAAP to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the most recent balance sheet included in the Parent Financial Statements, (ii) liabilities disclosed in the Parent SEC Reports, and (iii) liabilities incurred (x) in the ordinary course of business since the date of the most recent balance sheet included in the Parent Financial Statements, (y) in contemplation of the Transactions or with respect thereto or (z) outside of the ordinary course of business which would not be, individually or in the aggregate, material to Parent. Parent has no liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than liabilities of its subsidiaries, which will be transferred to Parent Holdco (as defined below) in the Restructuring (as defined below).

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(c) Disclosure Controls and Procedures. Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a‑15(d) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s Knowledge, except as set forth in Schedule 3.8(c), such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(d) Internal Control. Parent has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(e) under the Exchange Act). Except as set forth in Schedule 3.8(d), such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with U.S. GAAP.

(e) SOX Compliance. There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b‑7 under the Exchange Act) or director of Parent prohibited by Section 4.2 of the Sarbanes-Oxley Act and Parent has not taken any other action prohibited by Section 402 of the Sarbanes‑Oxley Act.

(f) SEC Comments. To the Knowledge of Parent, as of the date of this Agreement, there are no outstanding comments from the SEC Staff with respect to the Parent SEC Reports. To the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 3.9. Absence of Certain Developments. Since the date of the most recent balance sheet included in the Parent Financial Statements, except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth on Schedule3.9, (a) there has not been any change, development, condition or event that constitutes a Parent Material Adverse Effect; (b) the business of Parent has been conducted in the ordinary course of business (aside from steps taken in contemplation of the Transactions); and (c) Parent has not taken any action that would have required the prior written consent of the Company under Section 4.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 3.10. Real Property.

(a) Schedule3.10(a) sets forth a complete list of all Real Property of Parent or any Subsidiary of Parent. Schedule 3.10(a) also identifies, with respect to each parcel of Leased Real Property, each Real Property Lease. Parent has made available to the Company accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect.

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(b) Except as set forth in Schedule 3.10(b), Parent or a Subsidiary of Parent, as applicable, has good and valid (and, in the case of Owned Real Property, good and marketable), fee simple title in and to, or a valid and enforceable leasehold, subleasehold or other possessory interest in, the Real Property, and such title or interest is free and clear of all Liens other than Permitted Liens, and Parent has not received any written notice of any material default or event that, with or without notice or lapse of time, or both, would constitute a material breach, violation or default under the terms of any Real Property Lease, or otherwise permit the termination, modification, or acceleration of a material amount of rent or other sums due under any Real Property Lease. The Permitted Liens would not, individually or in the aggregate, reasonably be expected to materially adversely affect or interfere with the use or operation of the Real Property for Parent’s business as presently conducted. There are no outstanding options or other Contractual Obligations under which Parent or any Subsidiary of Parent has the obligation to sell or lease any interest in any Real Property to any Person (other than Parent and its Subsidiaries). Except as set forth on Schedule3.10(a), there are no Contractual Obligations under which any member of the Parent Group has granted to any Person (other than Parent and its Subsidiaries) the right of use or occupancy of any Real Property. No material improvements constituting a part of the Owned Real Property encroach on real property owned by a Person other than Parent or its Subsidiaries. No eminent domain or condemnation Action is pending or, to Parent’s Knowledge, threatened, that would preclude or impair the use of any Real Property for the operation of Parent’s business as currently conducted. To Parent’s Knowledge: (i) there is no current material breach or default by any party under any valid Contract, easements or restrictive covenants affecting any Owned Real Property, (ii) neither Parent nor any of its Subsidiaries has received written notice of any material default under, or material violation of, any term or condition of any easement or restrictive covenant to which the Owned Real Property is subject, and (iii) there does not exist any condition or event that, but for the lapse of time or the giving of notice, or both, would constitute such a material default under or violation of any term or condition of any easement or restrictive covenant to which the Owned Real Property is subject. To Parent’s Knowledge, all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests, if any, necessary for the utilization of the Real Property for the operation of Parent’s business as currently conducted have been obtained and are in full force and effect without material default thereunder.

(c) To Parent’s Knowledge, there are no pending or proposed special assessments for public improvements which, if levied or imposed on the Real Property, would constitute a Parent Material Adverse Effect.

(d) The use and operation of the Real Property in the conduct of Parent’s business as currently conducted does not violate, in any material respect, any Legal Requirement affecting the Real Property or any presently recorded and validly existing covenant, condition, restriction, or easement affecting the Real Property.

Section 3.11. Personal Property. The Parent Group members have good, valid and marketable title to, or a valid and enforceable leasehold interest in or right to use, all material Personal Property owned, used or held for use by Parent and its Subsidiaries in connection with the business of the Parent Group or reflected in the most recent balance sheet included in the Parent SEC Reports, other than Personal Property disposed of in the ordinary course of business after the most recent balance sheet date included in the Parent SEC Reports in each case free and clear of all Liens, except for Permitted Liens. The Permitted Liens would not reasonably be expected, individually or in the aggregate, to materially adversely affect or interfere with the current use or operation of the Personal Property.

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Section 3.12. Condition and Sufficiency of Assets. The Real Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components that are a part of the Real Property, are in reasonably good operating condition, order and repair in all material respects, subject to normal wear and tear; and to Parent’s Knowledge, there exists no material defects or damages to the Real Property, whether latent or otherwise. The tangible Personal Property has been maintained in the ordinary course of business, is in reasonably good operating condition, subject to normal wear and tear. The Personal Property and Real Property are sufficient, in all material respects, for the conduct of the Parent Group’s business as currently conducted.

Section 3.13. Intellectual Property.

(a) Non-Infringement. Except as set forth on Schedule3.13(a): (i) none of Parent or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any infringement, misappropriation, or violation of the Intellectual Property Rights of any third party, and (ii) to Parent’s Knowledge, the operation of Parent and its Subsidiaries’ business as is currently conducted and as presently intended to be conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party. Except as set forth on Schedule3.13(a), to Parent’s Knowledge, (x) the Parent IP Registrations are not the subject of any challenge and (y) no Person is materially infringing upon, misappropriating or otherwise violating any Parent Intellectual Property Rights.

(b) Scheduled Intellectual Property Rights. Schedule3.13(b) identifies all registered patents, trademarks, and copyrights, and all applications, certificates, filings, provisionals, or other documents relating to patents, trademarks, or copyrights, and domain names owned by Parent or any of its Subsidiaries, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner (collectively, the “Parent IP Registrations”). Each of the Parent IP Registrations is valid and subsisting. Parent or one of its Subsidiaries exclusively owns and possesses all right, title and interest in and to the Parent IP Registrations.

(c) IP Contracts. Schedule3.13(c) identifies each Contractual Obligation (i) under which Parent or any of its Subsidiaries uses or licenses Intellectual Property Rights that any third-party owns, other than Inbound IP Contracts, or (ii) under which Parent or any of its Subsidiaries has granted to any Person any right or interest with regard to any Parent Intellectual Property Rights, including Outbound IP Contracts.

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(d) Parent Group IP. Except as would not be material to the Parent Group, taken as a whole, and except as set forth on Schedule3.13(d), Parent or one of its Subsidiaries owns or otherwise has the right to use all Intellectual Property Rights required or necessary for the conduct of Parent’s business as currently conducted and as contemplated to be conducted after the Transactions, free and clear of all Liens other than Permitted Liens, none of which would reasonably be expected to materially adversely affect or interfere with the current use of such Intellectual Property Rights. No Parent Intellectual Property Rights necessary for the conduct of Parent’s business are subject to (i) any Action, Contractual Obligation, or Order of a Governmental Authority that materially restricts the use, transfer or licensing thereof by Parent or any of its Subsidiaries (other than restrictions contained in the IP Contracts disclosed in Schedule3.13(c)), or (ii) which may materially affect the validity, use or enforceability of such Parent Intellectual Property Rights.

(e) Know-how. Parent and/or one or more of its Subsidiaries, as appropriate, have taken commercially reasonable measures to protect the secrecy and confidentiality of all material know-how included in the Intellectual Property Rights of the Parent Group. To Parent’s Knowledge, no Parent Group member has disclosed to any Person (including any employees, contractors, and consultants) any such material know-how except under a confidentiality agreement or other legally binding confidentiality obligation, and to Parent’s Knowledge, there has not been any material breach by any party to any such confidentiality agreement. Parent and each of its Subsidiary has required all Persons (including any current or former employees, contractors, and consultants) who create or develop or have created or developed any material registered or applied for Intellectual Property for the benefit of the Parent Group to assign, and all such Persons have assigned, to the Parent Group (by present assignment) all of such Person’s rights in such registered or applied for Intellectual Property, except as would not be material to the Parent Group, taken as a whole.

(f) Company Source Code. Neither Parent nor any Subsidiary has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any material Parent Source Code, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure (including releases from any Parent Source Code escrow arrangements), delivery or license by the Parent Group of such Parent Source Code, except as would not reasonably be material to the Parent Group, taken as a whole. Except as would not reasonably be expected to be material to the Parent Group, taken as a whole, neither Parent nor any Subsidiary has incorporated Open Source Materials into, or combined Open Source Materials with, or distributed Open Source Materials in conjunction with, Parent Products in a manner that grants, or purports to grant, to any third party any rights or immunities under any Parent-Owned Intellectual Property that require, as a condition of use, modification and/or distribution of such Open Source Materials that any Parent Source Code be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no charge.

(g) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, Parent’s right to own or use any Parent Intellectual Property required or necessary for the conduct of the Company’s business as currently conducted and as contemplated to be conducted after the Transactions.

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Section 3.14. IT Systems and Data Privacy.

(a) The Parent IT Systems are owned by, or validly licensed, leased or supplied under contracts to Parent or its Subsidiaries. The Parent IT Systems are adequate and sufficient, in all material respects, for the respective operations of Parent and its Subsidiaries as currently conducted and as contemplated to be conducted after the Transactions.

(b) Except as set forth on Schedule 3.14(b), to Parent’s Knowledge, since January 1, 2023, there have been no material data security breach or material unauthorized access of, and no failure, breakdown, performance reduction, disruption, or other adverse event that materially adversely affected the Parent Group’s business or operations with respect to, any Parent IT Systems, or any other material unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information, in each case owned or controlled by Parent or its Subsidiaries, or to the knowledge of Parent, by any third Person on behalf of Parent or any Subsidiary, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws to which Parent or such Subsidiary is subject.

(c) Parent and each Subsidiary has established and maintains commercially reasonable measures that are designed to protect the Parent IT Systems and all trade secrets, the data collected, generated, or received in connection with the marketing, delivery, or use of any Parent Product, and any third party data howsoever obtained or collected by or for Parent or any Subsidiary, including Personal Confidential Information and other customer data processed in connection with use of any Parent Product, and control against unauthorized access, use, modification, disclosure or other misuse, including, without limitation, through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards. The Parent Group have materially aligned their cybersecurity practices with relevant industry standards and have remediated any and all material identified vulnerabilities.

(d) The collection, maintenance, transmission, transfer, use, disclosure, storage, disposal, and security of Personal Confidential Information by Parent and each Subsidiary has complied in all material respects with (i) applicable Information Privacy and Security Laws, (ii) Disclosed Contracts that govern Personal Confidential Information, (iii) Payment Card Industry Data Standards, and (iv) applicable privacy policies of each Parent Group member. No Action is pending or, to Parent’s Knowledge threatened in writing against Parent or any Subsidiary relating to the processing or security of Personal Confidential Information.

(e) To the knowledge of Parent, the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Information Privacy and Security Laws, or result in Parent or any of its Subsidiaries being prohibited from receiving or using any personal information in the manner currently received or used.

Section 3.15. Permits. Parent and each Subsidiary, as applicable, has been duly granted all Permits necessary for the conduct of the business presently conducted by it and the ownership use and operation of its material assets, other than any such Permits which if not held by Parent and its Subsidiaries would not be, individually or in the aggregate, material to the Parent Group, taken as a whole. All such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or, to Parent’s Knowledge, threatened in writing, except where such suspension or cancellation would not reasonably be expected to be, individually or in the aggregate, material to the Parent Group, taken as a whole. Parent is in material compliance with all terms and conditions of such Permits and, as of the date of this Agreement. Parent has made available to the Company true, correct and complete copies of all material Permits held by it and its Subsidiaries, all of which material Permits are listed on Schedule3.15. Neither Parent nor any of its Subsidiaries is in violation in any material respect of the terms of any such Permit. Except as set forth on Schedule 3.15, the Transactions will not cause the cancellation of, or require the consent of any Person with respect to, any such Permit.

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Section 3.16. Tax Matters.

(a) Each Parent Group Member has timely filed, or has caused to be timely filed on its behalf all Tax Returns in each jurisdiction in which any Parent Group member is required to file Tax Returns. All such Tax Returns were correct and complete in all respects. All material Taxes owed by the Parent Group (whether or not shown on any Tax Return) have been timely paid in full, whether or not shown as due on such Tax Returns. Neither Parent nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. To the best of Parent’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where Parent or a Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Parent and each of its Subsidiaries has (i) withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder and (ii) materially complied with all Legal Requirements and filings required with respect thereto.

(c) There are no outstanding audits or examinations concerning any Tax Return either (i) claimed, threatened, or raised by a Governmental Authority in writing, or (ii) as to which Parent or Merger Sub or the directors and officers (and employees responsible for Tax matters) of Parent and Merger Sub have knowledge.

(d) Except as set forth on Schedule 3.16(d), there is no Tax deficiency outstanding, proposed or assessed against Parent or any Subsidiary, nor has Parent or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Parent Group have complied with all Legal Requirements with respect to payments made to third parties with respect to any Taxes.

(e) There is no adjustment relating to any Tax Returns filed by Parent or any Subsidiary (i) that has been proposed in writing, formally or informally, by any Governmental Authority, or (ii) of which Parent or any Subsidiary or the directors and officers (and employees responsible for Tax matters) of Parent or any Subsidiary have knowledge.

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(f) No power of attorney that has been granted by Parent or any Subsidiary with respect to a Tax matter is currently in effect.

(g) Neither Parent nor any Subsidiary has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise, and has no liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise. Neither Parent nor any Subsidiary is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement (i) as to which only Parent and/or its Subsidiaries are a party and (ii) that is Contractual Obligation entered into in the ordinary course of business and not primarily related to Taxes.

(h) Neither Parent nor any Subsidiary is currently subject to any Liens, other than Permitted Liens, imposed on any of its assets as a result of the failure or alleged failure of Parent or any Subsidiary to pay Taxes, and neither Parent nor any Subsidiary has Knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.

(i) To Parent’s Knowledge, Parent and its Subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Parent Financial Statements, whether asserted or unasserted, contingent or otherwise.

(j) Neither Parent, nor Merger Sub, nor any Affiliate of Parent or Merger Sub has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.17. Employee Benefit Plans.

(a) Schedule3.17(a) lists all material Employee Plans that Parent or any of its ERISA Affiliates sponsors or maintains, or to which Parent or any of its ERISA Affiliates contributes or is obligated to contribute, in each case, for the benefit of current or former employees, directors, or consultants. With respect to each Employee Plan, Parent has made available to the Company accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements and (ii) any summary plan descriptions or employee handbooks.

(b) Each Employee Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and applicable Legal Requirements. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Employee Plans have been timely made or accrued in all material respects. There is no pending or, to Parent’s Knowledge, threatened Action relating to an Employee Plan, other than routine claims in the ordinary course of business for benefits provided for by the Employee Plans. To Parent’s Knowledge there are no audits, inquiries, or proceedings pending or threatened by any Governmental Authority with respect to any Employee Plan.

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(c) There are no plans or commitments to establish any new Employee Plan, or to modify any Employee Plan, except as set forth in this Agreement or the Ancillary Agreements, or as required by Legal Requirements.

(d) Except as set forth in Schedule3.17(d), each Employee Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms without material liability to Parent, other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid.

(e) Except as set forth in Schedule3.17(e) or as required by Legal Requirements, neither the execution and delivery of this Agreement nor the consummation of the Merger and the other Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any manager, member of the board of managers, director, officer, executive, employee, or consultant of Parent or any of its Subsidiaries under any Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Employee Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(f) The representations and warranties contained in this Section 3.17 are the only representations and warranties being made by Parent with respect to employee benefits.

Section 3.18. Labor Matters.

(a) Except as set forth on Schedule 3.18, neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or a Subsidiary and Parent has no Knowledge of any activities or proceedings of any labor union to organize any such employees. Except as set forth on Schedule 3.18, since January 1, 2023, there have been no strikes, work slowdowns, work stoppages or lockouts between any employees of Parent or any of its Subsidiaries, on the one hand, and Parent or such Subsidiary, on the other hand. Parent is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other contracts listed on Schedule 3.18.

(b) True and complete information as to the name and current job title, base salary, target bonus, and any severance entitlements for all current officers of Parent and its Subsidiaries has been provided to the Company. Other than as set forth in Schedule3.18, each employee of Parent or a Subsidiary is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by Legal Requirements or in any applicable employment agreement, and there are no agreements or understandings between Parent or any Subsidiary and any of its respective employees that their employment will be for any particular period.

(c) To Parent’s Knowledge, none of the officers of Parent or any of its Subsidiaries presently intends to terminate his or her employment with Parent or such Subsidiary. Parent and each of its Subsidiaries is in compliance in all material respects and, to Parent’s Knowledge, Parent’s and each of its Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between Parent or such Subsidiary and such individual.

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(d) Parent and each of its Subsidiaries has complied with and is in compliance in all material respects with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety, and neither Parent nor any of its Subsidiaries is liable for any arrears of wages or penalties with respect thereto. Since January 1, 2023, neither Parent nor any Subsidiary (i) has received notice of any actual or alleged violation of any such Legal Requirement, or (ii) has been informed in writing that it is subject to or received written notice of an audit or investigation by any Governmental Authority relating to any employment-related matter. All amounts that Parent or any of its Subsidiaries is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by Legal Requirements have been withheld and paid or accrued as a liability in the Parent Financial Statements. There are no pending, or to Parent’s Knowledge, threatened in writing, Actions against Parent or any Subsidiary by any employee in connection with such employee’s employment or termination of employment by Parent or any of its Subsidiaries. All individuals characterized and treated by Parent as independent contractors or consultants are properly treated as such under all applicable Laws. There are no Actions against Parent pending, or to the Parent’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Parent.

(e) No employee or former employee of Parent or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits, and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave and severance pay).

Section 3.19. Contracts. Schedule3.19 sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or any Subsidiary is a party, other than any such material contract previously filed with the SEC.

Section 3.20. Affiliate Transactions. Except as described in the Parent SEC Reports, to Parent’s Knowledge, no Affiliate of Parent is engaged in any material transaction, arrangement, or understanding with Parent or any of its Subsidiaries.

Section 3.21. Environmental Matters.

(a) Except as set forth in Schedule3.21 or as would not be material to the Parent Group, taken as a whole, (a) Parent and each of its Subsidiaries is and has been in compliance with all applicable Environmental Laws, (b) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries on or upon, into or from any site (including soils, groundwater, surface water, air, buildings, or other structures) currently owned, leased or otherwise operated or used by Parent or any of its Subsidiaries, or formerly owned, leased, or otherwise operated or used by Parent or any of its Subsidiaries so as to give rise to any liability or corrective or remedial obligation under any Environmental Law, (c) neither Parent nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries or, to the Parent’s Knowledge, their respective past or present operations was or may be in violation of, is or has been in noncompliance with Environmental Laws, or is liable under any Environmental Law, (d) to Parent’s Knowledge, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on and no Hazardous Substance stored on, any site owned or operated by Parent or any of its Subsidiaries, except in compliance with Environmental Laws, (e) no Actions or investigations (of which investigation Parent has Knowledge) are pending or, to the Parent’s Knowledge, threatened in writing relating to an actual or alleged violation of any Environmental Law by Parent or any of its Subsidiaries, (f) there have been no Hazardous Substances generated by Parent or any of its Subsidiaries that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the U.S. so as to give rise to liability or corrective or remedial obligation of Parent or any of its Subsidiaries under any Environmental Law, and (g) except for the Real Property Leases, neither Parent nor any of its Subsidiaries has entered into any contract that would reasonably be expected to require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Environmental Law or the Hazardous Substance related activities of Parent, its Subsidiaries or any other Person.

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(b) The representations and warranties contained in this Section 3.21 are the only representations and warranties being made by Parent and Merger Sub with respect to (a) compliance with or liability under Environmental Laws, (b) any release of Hazardous Substances or (c) with respect to any environmental matter related to Parent or any of its Subsidiaries.

Section 3.22. Litigation. Except as set forth on Schedule 3.22, there are no pending or, to Parent’s Knowledge, threatened, (a) Actions to which Parent or any of its Subsidiaries is a party (either as plaintiff or defendant), or to which any material assets of Parent or any of its Subsidiaries are subject, which is reasonably expected to be materially adverse to the operations of the Parent Group, or (b) allegations of sexual harassment against any officer, manager, director, executive employee, or managing member of Parent or any of its Subsidiaries which could reasonably be expected to result in a Parent Material Adverse Effect. To Parent’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Neither Parent nor any of its Subsidiaries nor any property or asset of Parent or any of its Subsidiaries is subject to any continuing Order of, or consent decree, settlement agreement or other similar written agreement with, or to Parent’s Knowledge, continuing investigation by, any Governmental Authority, that would cause a Parent Material Adverse Effect.

Section 3.23. Parent Listing. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BTBD”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BTBDW”. There is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or Parent Warrants or terminate the listing of the Parent Common Stock or Parent Warrants on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock or Parent Warrants under the Exchange Act.

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Section 3.24. Stock Issued in Transactions. When shares of Parent Preferred Stock are issued in the Merger as contemplated by this Agreement, such shares of Parent Preferred Stock will be duly authorized, validly issued and non-assessable, and will be received by the Company Stockholders to whom they are issued free and clear of all Liens or restrictions on transfer, other than (i) restrictions on transfer imposed by this Agreement and the Parent Charter Documents, and (ii) restrictions on transfer imposed by applicable securities Legal Requirements.

Section 3.25. Insurance. Schedule3.25 sets forth a list of the material insurance policies maintained by Parent and its Subsidiaries or with respect to which Parent is named insured or otherwise the beneficiary of coverage, and fidelity and surety bonds that cover Parent and its Subsidiaries. The list includes for each such policy, the type of policy, form of coverage, the policy number and the name of the insurer. Parent has made available to the Company true and accurate copies of each such policy. Each such policy is legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums have been paid, neither Parent nor any of its Subsidiaries is in default with respect to its obligations under any of such policies, and no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received by Parent or any of its Subsidiaries, in each case, where such failure, default, breach or termination was not or would not reasonably be expected to be, individually or in the aggregate, material to the Parent Group, taken as a whole. To Parent’s Knowledge, the coverages provided by such insurance policies are normal and customary for comparable entities in Parent’s industry and are believed by Parent to be reasonably adequate in amount and scope for Parent’s and its Subsidiaries’ business and operations. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed.

Section 3.26. Brokers. Except as set forth in Schedule3.26, no investment banker, financial advisor, broker, or finder has acted for or on behalf of Parent, nor, to Parent’s Knowledge, any Affiliate thereof, in connection with this Agreement or the Transactions, and Parent has not (and, to Parent’s Knowledge, no Affiliate of Parent has) entered into any agreement with any Person which will result in the obligation of Parent or its Subsidiaries to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Merger and the other Transactions.

Section 3.27. Restrictions on Business Activities. Except as set forth in Schedule 3.27, there is no Contractual Obligation or Order of a Governmental Authority binding on Parent or any of its Subsidiaries, or their respective material assets, or to which Parent or any of its Subsidiaries is a party, which has, or could reasonably be expected to have, the effect of materially prohibiting or impairing any business practice of Parent or any of its Subsidiaries, any acquisition of property by Parent or any of its Subsidiaries or the conduct of the business of Parent or any of its Subsidiaries as currently conducted or as presently expected to be conducted.

Section 3.28. Anti-Corruption Matters.

(a) Since January 1, 2023, neither Parent nor any of its Subsidiaries, nor, to Parent’s Knowledge any of their respective Affiliates or Associated Persons or any other Person acting on behalf of any them, has engaged in any activity or conduct that has resulted or will result in the violation of any applicable Anti-Corruption Laws, any Anti-Tax Evasion Laws, or any Economic Sanctions Laws.

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(b) Parent and each of its Subsidiaries has in place commercially reasonable procedures to prevent violation of any Anti-Corruption Laws, Economic Sanctions Laws, or Anti-Tax Evasion Laws by their Affiliates and Associated Persons in accordance with all Legal Requirements and generally accepted industry standards.

(c) Since January 1, 2023, to Parent’s Knowledge, (i) neither Parent nor any of its Subsidiaries, nor any of their Affiliates or Associated Persons, nor any other Person acting on behalf of any of the foregoing, is or has been the subject of any investigation, inquiry, litigation, or administrative or enforcement proceedings by any Governmental Authority or any customer regarding any offense or alleged offense under any Anti-Corruption Laws, Economic Sanctions Laws, or Anti-Tax Evasion Laws, (ii) no such investigation, inquiry, litigation, or proceedings have been threatened or are pending, and (iii) there are no circumstances likely to give rise to any such investigation, inquiry, litigation, or proceedings.

(d) Neither Parent nor any of its Subsidiaries, nor any of their Affiliates or Associated Persons, is currently identified on the specially designated nationals or other blocked person list or otherwise subject to any U.S. sanctions administered by OFAC, and such persons have not directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

(e) Parent and each of its Subsidiaries is in compliance in all material respects with all Export Control Laws applicable to it. Without limiting the foregoing: (i) Parent and each of its Subsidiaries has obtained all material export licenses and other material approvals required for its exports of products required by any Export Control Law and all such approvals and licenses are in full force and effect; (ii) Parent and each of its Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses or other approvals; and (ii) there are no claims pending or threatened in writing against Parent or any of its Subsidiaries with respect to such export licenses or other approvals.

Section 3.29. Board Approval. The board of directors of each of Parent and Merger Sub has, as of the date of this Agreement, in accordance with Parent’s Charter Documents, duly approved this Agreement, the Ancillary Agreements, the Merger and the other Transactions, and (i) declared the advisability of the Transactions and approved this Agreement and the Transactions, (ii) determined that the Transactions are fair to, and in the best interests of, Parent and its stockholders and (iii) determined to recommend to the holders of Parent Common Stock that they vote in favor of all the Parent Stockholder Matters. Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve the consummation of the Transactions.

Section 3.30. Books and Records. The minute books and stock record books of Parent, all of which have been made available to the Company, are complete and correct and have been maintained in accordance with sound business practices. The minute books of Parent contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders of Parent, the Board of Directors of Parent and any committees of Parent’s Board, and no meeting, or action taken by written consent, of any such stockholders of Parent, Parent Board or committee has been held for which minutes have not been prepared and are not contained in such minute books.

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Section 3.31. Exclusivity of Representations. Except as provided in this ARTICLE III (as modified by the Parent Schedule) or in any certificate delivered by the Company to Parent pursuant to this Agreement, neither the Parent, Merger Sub, any of its or their Affiliates, nor any of its their respective directors, officers, employees, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates. Each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation; and (iii) except for the representations and warranties with respect to the Company set forth in ARTICLE II (as modified by the Company Schedule) or in any certificate delivered by the Company to Parent pursuant to this Agreement, it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby. It is understood that any financial projections with respect to the Company, including any statement with respect to projected revenues, costs, expenses, and profits, or similar materials made available by or on behalf of the Company to Parent, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company, in each case except for the representations and warranties set forth in ARTICLE II (as modified by the Company Schedule).

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.1. Operation of the Business by the Company, Parent and Merger Sub.

(a) Conduct of the Business Generally. Except for those actions or omissions (i) as set forth in Schedule4.1, (ii) required or expressly permitted by the terms of this Agreement or applicable Legal Requirements or (iii) consented to by the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company and Parent shall use commercially reasonable efforts consistent with past practices and policies to carry on (and shall cause their respective Subsidiaries to carry on) their respective businesses in the ordinary course of business and in compliance in all material respects with all applicable Legal Requirements and to (x) preserve substantially intact their present business organization, (y) keep available the services of their present officers and key employees and (z) preserve their relationships with key customers and suppliers of goods and services and others with which it has significant business dealings.

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(b) Specific Prohibitions. Except for those actions or omissions (i) as set forth in Schedule4.1, (ii) required or expressly permitted by the terms of this Agreement or applicable Legal Requirements, or (iii) consented to by the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Parent hereby agrees not to do (and hereby agrees to cause its respective Subsidiaries not to do) any of the following:

(i) Amend its Charter Documents;

(ii) Purchase, redeem or otherwise acquire, directly or indirectly, any capital stock or other equity interest of itself;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest;

(iv) Issue, deliver, sell, authorize, or pledge or otherwise encumber, or agree to any of the foregoing with respect to, any capital stock or other equity interest or any securities convertible into or exchangeable for any capital stock or other equity interest, or subscriptions, rights, warrants or options to acquire any capital stock or other equity interest, or any securities convertible into or exchangeable for any capital stock or other equity interest, or enter into other agreements or commitments of any character obligating it to issue any such capital stock or other equity interests or convertible or exchangeable securities, other than the issuance of Parent Common Stock upon the exercise of options or warrants outstanding as of the date of this Agreement;

(v) Acquire or agree to acquire by merger or consolidation of any Subsidiary with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to its business, taken as a whole, as applicable, or enter into any joint ventures, strategic partnerships or alliances, or enter into any other arrangements that provide for exclusivity of territory or otherwise restrict its ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Proxy Statement/Prospectus (as defined in Section 5.1);

(vi) Form or establish any Subsidiary except in the ordinary course of business consistent with prior practice, in connection with the Merger or in connection with an acquisition permitted by this Section 4.1(b);

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(vii) Merge or consolidate with any Person, or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except the sale, lease or disposition of property or assets in the ordinary course of business that are not material, individually or in the aggregate, to its business;

(ix) Close any facility or discontinue any material line of business or any material business operations;

(x) Make capital expenditures that in any instance exceed by more than 10% the previously budgeted amount;

(xi) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(xii) Except as required by Legal Requirements, establish or increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the compensation payable or paid, whether conditionally or otherwise, to any of its employees, officers, directors or consultants, other than normal annual increases not exceeding 5%, or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan;

(xiii) Enter into any employment contract or any collective bargaining agreement other than in the ordinary course of business consistent with past practices;

(xiv) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any Employee Plan or authorize cash payments in exchange for any options granted under any Employee Plan;

(xv) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the ordinary course of business consistent with past practice, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which it or any of its Subsidiaries is a party or of which it or any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices);

(xvi) Modify in any material respect or terminate any Disclosed Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

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(xvii) Incur or enter into any Contractual Obligation, other than in the ordinary course of business consistent with past practices, requiring it to pay in excess of $100,000 in any 12-month period;

(xviii) Abandon, dispose of, allow to lapse, transfer, sell, assign, or exclusively license to any Person or otherwise extend, amend or modify any existing or future Intellectual Property Rights or material assets;

(xix) Terminate, cancel or let lapse, in each case voluntarily, any of its material existing insurance policies or any of its respective properties, assets and businesses, unless substantially concurrently with such termination, cancellation or lapse, it enters into a replacement policy or policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policy;

(xx) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice;

(xxi) Except as required by Legal Requirements or U.S. GAAP, revalue any of its assets in any manner or make any change in accounting methods, principles or practices;

(xxii) Make, revoke, amend, or rescind any Tax elections or Tax compromise with any Governmental Authority, execute any waiver of restrictions on assessment or collection of any Tax, or change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice, fail to pay any Tax when due (including any estimated Tax payments), or enter into any Tax sharing, Tax allocation, Tax receivable or Tax indemnity agreement;

(xxiii) Take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxiv) Engage any investment banker, financial advisor, broker, or finder or enter into any agreement with any Person which will result in the obligation to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Transactions; or

(xxv) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(b)(i) through (xxiv) above.

(c) No Control. Except as provided for in Section 4.1(a) and Section 4.1(b), the Parties acknowledge and agree that this Agreement is not intended to give the Company, on the one hand, or Parent or Merger Sub, on the other hand, directly or indirectly, any other the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will exercise, subject to and consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

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Section 4.2. Confidentiality; Access to Premises and Information.

(a) Confidentiality. The Parties agree that they shall be bound by that certain Mutual Non-Disclosure Agreement, dated March 10, 2025 (the “Confidentiality Agreement”), by and between the Company and Parent with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2.

(b) Access to Information. Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with ARTICLE VII, the Company will permit Parent, and Parent will permit the Company, during normal business hours and upon reasonable notice, to have reasonable access to its respective Representatives and to premises, properties, books, records (including Tax records) and contracts, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements. The Company will instruct its PCAOB Auditor to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financials and reasonably cooperate with the preparation of financial statements and financial information for inclusion in the Proxy Statement/Prospectus.

(c) Restriction on Communication. Notwithstanding the terms of Section 4.2(b), Parent and Merger Sub each hereby agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it will not (and will not permit any of its Representatives or Affiliates to) contact or communicate with the employees, customers, providers, service providers or suppliers of the Company or any of its Subsidiaries without the prior consultation with and approval of the Chief Executive Officer or Chief Financial Officer of the Company (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that neither this Section 4.2(c) nor anything else herein will prohibit any contacts by Parent’s Representatives or Affiliates with the customers, providers, service providers and suppliers of the Company or any of its Subsidiaries in the ordinary course of business and unrelated to the transactions contemplated hereby.

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Section 4.3. Exclusivity.

(a) From the date hereof through the earlier of (a) the Closing and (b) the date that this Agreement is properly terminated in accordance with ARTICLE VII, neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, will, and such Persons will direct, and use reasonable best efforts to cause, each of their respective members, officers, directors, Affiliates, managers, consultants, employees, representatives and agents not to, directly or indirectly, except as contemplated by this Agreement (including the schedules hereto), (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with any Person concerning (i) any merger or sale of ownership interests in, or material assets of, such Person or any of its Subsidiaries, or a recapitalization, share exchange, or similar transaction with respect to such Person or any of its Subsidiaries, or (ii) any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would restrict, prohibit or inhibit the ability of the Parties or any of its respective Subsidiaries to consummate the Transactions contemplated by this Agreement (the transactions in subsections (i) and (ii), a “Competing Transaction”), (ii) provide any information to, or take any other action intended or designed to facilitate the efforts of any Person relating to a possible Competing Transaction or (iii) approve, recommend or enter into any Competing Transaction or any contract related to any Competing Transaction. In the event that there is an unsolicited proposal for, or an indication of interest in entering into, a Competing Transaction (including any revision, modification or follow-up with respect thereto), communicated in writing to the Company or Parent or any of their respective representatives or agents (each, an “Alternative Proposal”), such party will as promptly as practicable (and in any event within one Business Day after receipt) advise the other Party orally and in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto) and the identity of the Person making such Alternative Proposal; provided, however, that nothing in the foregoing clause shall restrict Parent or its Affiliates or Representatives prior to the Closing from disclosing to its shareholders any unsolicited proposal received in connection with any Alternative Proposal to the extent required by their obligations under applicable Law. Additionally, notwithstanding anything in this Section 4.3 to the contrary, if, at any time prior to the Closing, Parent or any of its officers, directors, Affiliates, employees, representatives or agents receives an unsolicited bona fide Alternative Proposal that did not result from a material breach of this Section 4.3, Parent’s Board of Directors may take the actions otherwise prohibited by Section 4.3 with respect to such Alternative Proposal (and enter into a confidentiality agreement with the third party proposing such Alternative Proposal), solely if Parent’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that (A) such Alternative Proposal constitutes, or is reasonably likely to result in, a Superior Proposal (as defined below) and (B) the failure by Parent’s Board of Directors to take the actions prohibited by Section 4.3 would constitute a breach of its fiduciary duties under applicable Law. In the event Parent’s Board of Directors, after consultation with its financial advisors and outside legal counsel, determines that an Alternative Proposal constitutes a Superior Proposal, Parent shall inform the Company of such fact and allow the Company time to modify the terms of the Transactions. If, notwithstanding any such modification, Parent still in good faith deems the Alternative Proposal to constitute a Superior Proposal, Parent may terminate this Agreement and enter into a definitive agreement with respect to such Superior Proposal, provided that Parent delivers written notice to the Company that it intends to take such actions with respect to such Superior Proposal and Parent (or its designee) pays to the Company the termination fee in accordance with the provisions of Section 7.2. Parent shall notify the Company as promptly as practicable upon becoming aware of any proposal or offer that constitutes, or could reasonably be expected to result in or lead to any Alternative Proposal after the date hereof. “Superior Proposal” means a bona fide written Alternative Proposal made after the date hereof, that did not result from a breach of this Section 4.3, that Parent’s Board of Directors in good faith determines (after consultation with its outside legal counsel and financial advisor(s)) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to Parent than the Transactions after taking into account all such factors and matters deemed relevant in good faith by Parent’s Board of Directors.

(b) Notwithstanding anything to the contrary in this Secton 4.4, neither Party shall accept a Superior Proposal during the 30 days after the execution of this Agreement.

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Section 4.5. Certain Financial Information. The Company shall deliver to Parent (i) not later than thirty (30) days after the date hereof, unaudited consolidated financial information for the fiscal quarters ended March 31, 2025 and June 30, 2025, which shall have been reviewed by Barton CPA LLC, and (ii) simultaneously with such financial information or as soon as practicable thereafter, a “comfort” letter of Barton CPA LLC, customary in form and substance, covering the financial information of the Company that will be incorporated by reference in Parent’s Registration Statement on Form S-3 (File No. 333-283830). The Company shall use commercially reasonable efforts to, within sixty (60) days after the end of each fiscal quarter (other than the fourth fiscal quarter) between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, deliver to Parent unaudited consolidated financial information for such fiscal quarter and management commentary on the business performance during such fiscal quarter. The Company shall use commercially reasonable efforts to, within one hundred twenty (120) days after the end of each fiscal year between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, deliver to Parent audited consolidated financial information for such fiscal year and management commentary on the business performance during such fiscal year. To the extent such financial statements are included, pursuant to the terms of this Agreement or otherwise with the consent of the Company, in any filing with the SEC, if required under the Securities Act, the Exchange Act or the rules and regulations thereunder, as applicable, the financial statements to be provided pursuant to this Section 4.5 shall be prepared in accordance with GAAP and Regulation S-X, and otherwise in compliance with the Securities Act and the Exchange Act and shall be accompanied by management’s discussion and analysis and results of operations prepared in accordance with Item 303 of Regulation S-K of the Exchange Act. The Company shall use its reasonable best efforts to ensure that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.6. Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will (a) continue to provide Parent and its Representatives reasonable access to all of the financial information used in the preparation of the Financials and the financial information furnished pursuant to Section 4.5, (b) reasonably cooperate with any reviews performed by Parent or its Representatives of any such Financials or such information, and (c) reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Proxy Statement/Prospectus, including pro forma financial information, comparative per share information, and management’s discussion and analysis of financial information.

Section 4.7. Commercially Reasonable Best Efforts. Each of the Parties agrees to use its commercially reasonable best efforts to cause the Transactions to be consummated as promptly as reasonably practicable, including using its commercially reasonable best efforts to (a) cause the conditions precedent set forth in ARTICLE VI to be satisfied, (b) obtain all consents, approvals, waivers, authorizations, Orders or other actions by Governmental Authorities that are necessary to enable the consummation of the Merger and the other Transactions, (c) obtain all consents, approvals or waivers from third parties that are necessary to enable the consummation of the Merger and the other Transactions, including without limitation those set forth in Schedule6.2(f) (it being understood that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) defend any Action challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed as promptly as practicable, and (e) execute and deliver any instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

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ARTICLE V

 ADDITIONAL AGREEMENTS

Section 5.1. Registration Statement; Parent Stockholder Meeting.

(a) Parent shall prepare and, as soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company and the Company Stockholders as is necessary for its preparation, file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Registration Statement on Form S-4 (the “Registration Statement”), which shall include a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used for (a) the purpose of soliciting proxies from the Parent Stockholders to vote in favor of (i) the adoption of this Agreement and the approval of the Merger contemplated hereby, (ii) the election to the board of directors of Parent, effective as of the Closing, of the individuals identified on Schedule 5.12, (iii) if necessary, the amendment and restatement of Parent’s Charter Documents, effective as of immediately prior to the Closing, so that Parent’s Charter Documents will be in the forms mutually agreed between the Parties, (iv) the adoption, effective as of the Closing, of a new incentive equity plan of Parent (“Parent Plan”), (v) the approval of the adjournment of the Parent Stockholder Meeting (as defined below) to a later date or dates if it is determined by the officer presiding over the Parent Stockholder Meeting that more time is necessary for Parent to consummate the Transactions, and (vi) any other proposals reasonably agreed upon by Parent and the Company (collectively, the “Parent Stockholder Matters”) at a special or annual meeting of Parent Stockholders to be called and held for such purposes (the “Parent Stockholder Meeting”), and (b) the offer and sale of the shares of Parent Preferred Stock to the Company Stockholders.

(b) The Company shall furnish to Parent all financial and other information concerning the Company, its officers, and directors (including the persons listed on Schedule5.12 who are designated by the Company and will be directors of Parent immediately following the Effective Time, assuming election by the Parent Stockholders at the Parent Stockholders Meeting), and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement and any amendment and supplement thereto, all in accordance with Section 5.4. In consultation with the Company, Parent shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use commercially reasonable efforts to cause the Registration Statement to be approved by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act in connection therewith. Parent will notify the Company promptly after it receives notice of: (i) the time when the Registration Statement has been filed; (ii) in the event the Registration Statement is not reviewed by the SEC, the expiration of any applicable waiting period under the Securities Act or Exchange Act; (iii) in the event the preliminary Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (iv) the filing of any supplement or amendment to the Registration Statement; (v) any request by the SEC for amendment of the Registration Statement; (vi) any comments from the SEC relating to the Registration Statement and responses thereto; and (vii) requests by the SEC for additional information, and in each case Parent shall provide the Company with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall not file or mail such document or respond to the SEC prior to receiving the approval of the Company (not to be unreasonably withheld, conditioned or delayed).

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(c) As soon as reasonably practicable following the declaration of the effectiveness of the Registration Statement by the SEC (the “SEC Approval Date”), but not later than ten (10) Business Days thereafter, Parent shall (i) distribute the Proxy Statement/Prospectus to the Parent Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Parent Stockholder Meeting in accordance with the Wyoming Business Corporation Act (“WBCA”) and, subject to the other provisions of this Agreement, (iii) hold the Parent Stockholder Meeting on a day not more than thirty (30) days after the date on which Parent mails the Proxy Statement/Prospectus to its stockholders and (iv) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the Parent Stockholders for approval or adoption at the Parent Stockholder Meeting, including, without limitation, the Parent Stockholder Matters. Notwithstanding the foregoing provisions of this Section 5.1(c), Parent shall, after consultation with the Company in good faith, be entitled to make one or more successive postponements or adjournments of the Parent Stockholder Meeting (i) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that Parent has determined in good faith is required to satisfy the conditions of Section 5.1(d) below or any other applicable Legal Requirement, or (ii) if on a date for which the Parent Stockholder Meeting is scheduled, Parent reasonably determines that the Merger cannot be consummated for any reason; provided, that Parent continues to satisfy its obligations under Section 5.1(e) below and Parent shall reconvene such Parent Stockholder Meeting as promptly as practicable following such time as the matters described in clauses (i) and (ii) have been resolved.

(d) Parent shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the WBCA in the preparation, filing and distribution of the Proxy Statement/Prospectus, the offer and sale of Parent Preferred Stock pursuant thereto, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, (i) no financial or other information provided in writing by Parent for inclusion in the Proxy Statement/Prospectus shall, as of the date the Proxy Statement/Prospectus is first distributed to Parent Stockholders, or as of the date of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) no financial or other information provided in writing by the Company for inclusion in the Proxy Statement/Prospectus shall, as of the date the Proxy Statement/Prospectus is first distributed to Parent Stockholders, or as of the date of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Parent Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, Parent shall as promptly as practicable prepare and file with the SEC an amendment or supplement to thereto (provided that no such amendment or supplement will be filed by Parent without compliance with Section 5.1) and transmit the same to the Parent Stockholders.

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(e) Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters referred to in Section 5.1, and shall otherwise use commercially reasonable best efforts to obtain approval of the matters referred to in Section 5.1. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw, or propose to withdraw, Parent’s board of director’s recommendation that the holders of shares of Parent Common Stock vote in favor of the adoption of the Parent Stockholder Matters except as required by applicable law.

Section 5.2. HSR Act. If required pursuant to the HSR Act, as promptly as practicable, Parent and the Company shall each: (a) prepare and file a notification relating to the Transactions, (b) promptly and in good faith provide all information reasonably requested of them by the Federal Trade Commission or the Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities, and (c) request early termination of any waiting period under the HSR Act. Parent and the Company each shall (i) promptly inform the other Party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance any proposed response to such communications, and each Party shall consider in good faith the views of the other Party’s counsel in connection with, any response to any Governmental Authority concerning the transactions contemplated by this Agreement, (ii) give the other Party prompt notice of the commencement of any Action by or before any Governmental Authority with respect to the Transactions, and (iii) keep the other Party reasonably informed as to the status of any such Action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party or anyone acting on its behalf and any Governmental Authority. No Party shall extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority that could affect the Transactions without the written consent of the other Parties. Filing fees with respect to the notifications required under the HSR Act shall be borne by Parent.

Section 5.3. Public Announcements.

(a) Promptly after the execution of this Agreement, Parent and the Company will issue a joint press release announcing the execution of this Agreement (“Signing Press Release”). As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and to provide, subject to Section 5.4, such other material business and financial information concerning the Company as is available at that time and is necessary to ensure that the prospectus included in Parent’s effective registration statement on Form S-3 does not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (“Signing Form 8-K”).

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(b) After the issuance of the Signing Press Release, Parent and the Company shall reasonably cooperate to create and implement a plan addressing communications regarding the Transactions (the “Communications Plan”) during the period prior to the Closing (or the earlier termination of this Agreement in accordance with ARTICLE VII). Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the other Ancillary Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) to the extent expressly provided for in the Communications Plan, internal announcements to employees of the Company and its Subsidiaries; (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.3 orSection 5.4; and (iv) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement and approved in accordance with Section 5.4.

(c) Promptly after the Effective Time, Parent and the Company shall issue a joint press release announcing the consummation of the Transactions (“Closing Press Release”). Within the required period after the Effective Time, Parent shall prepare a Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, any financial statements prepared by the Company and required by SEC rules to be included therein (which may be filed by amendment within 71 days after the due date of the Form 8-K if permitted by SEC rules), and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”).

Section 5.4. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement (including the Proxy Statement/Prospectus), the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice, or application (other than pursuant to the HSR Act, to which Section 5.2 applies) made by or on behalf of Parent and/or the Company to any Governmental Authority in connection with the Transactions, including any amendment or supplement thereto or other document filed in connection therewith, or any press release or Form 8-K relating to the business or financial condition of Parent or the Company or to the Transactions (each, a “Reviewable Document”), and for any other reasonable purposes, each of Parent and the Company, upon request by the other Party, shall furnish the other with all financial and other information concerning such Party, such Party’s directors or managers, as applicable, officers, and stockholders (including the persons listed on Schedule5.12 who will be directors of Parent immediately following the Effective Time, assuming election by the Parent Stockholders at the Parent Stockholders Meeting), and such other matters as may be reasonably necessary or advisable in connection with the Reviewable Document, shall use commercially reasonable best efforts to cause such Party’s PCAOB auditor to issue its report on such Party’s financial statements and grant its consent to inclusion thereof in the Reviewable Document, if required, and shall otherwise assist and cooperate with the other Party as reasonably requested by the other Party in connection with any Reviewable Document.

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(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by Parent, on the one hand, or the Company, on the other hand, Parent or the Company, as applicable, shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing Party, as well as any text as to which the reviewing Party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing Party and may henceforth be used by the other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

(d) Prior to the Closing Date (i) Parent and the Company shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC or any other Governmental Authority, and (ii) Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments from the SEC Staff or any other Governmental Authority regarding any Reviewable Documents, or of any written or oral request by the SEC Staff or the staff of or any other Governmental Authority for amendments or supplements to, any Reviewable Documents, and each of them shall promptly supply the other with copies of all correspondence between such Party or any of its Representatives and the SEC Staff or the staff of any other Governmental Authority with respect to any Reviewable Documents. Parent and the Company shall use their respective commercially reasonable best efforts, after consultation with each other, to resolve all such comments or requests with respect to any Reviewable Documents as promptly as reasonably practicable. All correspondence and communications to the SEC or the SEC Staff or any other Governmental Authority or its staff made by Parent or the Company with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.4.

(e) Parent and the Company shall comply with all applicable Legal Requirements in the preparation, filing, delivery and/or issuance of each Reviewable Document. All information supplied by a Party for a Reviewable Document shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

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Section 5.5. Disclosure of Certain Matters. Each of Parent and the Company will provide the other with prompt written notice of any event, development or condition of which it obtains knowledge that (a) would cause such Party’s representations and warranties to become untrue or misleading or which would prevent it from consummating the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in ARTICLE VI, as applicable, will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects, or condition (financial or otherwise) of the Party, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The Parties shall have the obligation to supplement or amend the Company Schedule and Parent Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules; provided, however, that any such supplement or amendment shall not be deemed to modify the representations and warranties of the Parties for any purposes under the Agreement, including for the purposes of ARTICLE VI. The obligations of the Parties to amend or supplement the schedules shall terminate on the Closing Date.

Section 5.6. Securities Listing. Parent shall use its commercially reasonable best efforts to keep the Parent Common Stock and Parent Warrants listed for trading on Nasdaq from the date hereof and through the Closing, and shall prepare and submit to Nasdaq a notice of listing of additional shares and/or a listing application, in each case if required under Nasdaq rules, in connection with the Merger, and shall use commercially reasonable best efforts to obtain approval for the listing of the Parent Common Stock on Nasdaq after the Closing, and the Company shall reasonably cooperate with Parent with respect to such listing.

Section 5.7. Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current and former directors and/or officers of the Company and Parent (each, a “D&O Indemnified Person”) under applicable law or as provided in the Charter Documents of the Company and Parent or in any indemnification agreements in force as of the date of this Agreement with respect to matters occurring prior to or at the Closing shall survive and shall continue in full force and effect in accordance with their terms. Prior to or at the Closing, Parent shall enter into new indemnification agreements with each individual listed in Schedule 5.12.

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(b) Without limiting any additional rights that any Person may have under any other agreement, for a period of six (6) years after the Closing Date, each of Parent and the Company shall, jointly and severally, indemnify and hold harmless each D&O Indemnified Person against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the D&O Indemnified Person is or was an officer, director, employee, manager, managing member, partner (general or limited), fiduciary or agent of Parent or the Company prior to the Closing Date or (ii) any matters existing or occurring at or prior to the Closing Date (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed on or after the Closing Date, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent within ten (10) Business Days of receipt by Parent from the D&O Indemnified Person of a request therefor; provided, that any Person to whom expenses are advanced provides an undertaking to return the advance if it is ultimately determined that the Person is not entitled to indemnification, (y) neither Parent, the Company, nor any of their respective Affiliates shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim in which indemnification could be sought by a D&O Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of all such D&O Indemnified Persons from all liability arising out of such action, suit, proceeding, investigation or claim (including all claims for plaintiffs’ attorney’s fees and expenses) or such D&O Indemnified Person otherwise consents and (z) Parent, the Company, and their respective Affiliates shall cooperate in the defense of any such matter.

(c) Upon the Closing, Parent shall purchase a prepaid insurance policy (i.e., “tail coverage”) which policy provides liability insurance coverage for the D&O Indemnified Persons of Parent and the Company on no less favorable terms (including in amount and scope) as the policy or policies maintained by Parent at the date of this Agreement (but in any event on terms that are reasonably prudent in circumstances) for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of Parent with respect to directors’ and officers’ liability insurance. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “tail coverage” policy.

(d) Upon the Closing, Parent shall purchase a directors’ and officers’ insurance policy in a reasonably prudent amount which policy provides liability insurance coverage with respect to claims arising from acts, events or omissions that occur after the Closing. Such policy shall be from an insurance carrier with the same or better credit rating as the current insurance carrier(s) of Parent and the Company with respect to directors’ and officers’ liability insurance.

(e) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.7.

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(f) The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and may not be changed after Closing without the consent of Parent and a majority of those D&O Indemnified Persons serving on Parent’s board of directors after the Closing Date.

(g) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.7 in connection with their enforcement of the rights provided to such persons in this Section 5.7; provided that, any such person delivers to Parent a written undertaking to reimburse all such expenses to the extent it is finally determined by a court of competent jurisdiction that such person is not entitled to indemnification pursuant to the rights provided to such person in this Section 5.7.

(h) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons, their heirs and their Representatives.

Section 5.8. Expenses. Except as otherwise provided herein, each Party will pay its own respective Transaction Expenses. For the avoidance of doubt, (x) any Transactions Expenses of Parent that are unpaid as of the Closing shall become liabilities of Parent Holdco and shall be transferred to Parent Holdco in accordance with clause (i) of Section 5.17 and (y) any Transaction Expenses of the Company shall remain the obligation of the Company.

Section 5.9. Insider Loans. The Company shall cause each Insider of the Company or its Subsidiaries and each other Person designated by the Company who will become an Insider of Parent upon the Closing to, at or prior to Closing, (i) repay to the Company or its Subsidiaries any personal loan by the Company or its Subsidiaries to such Insider or other Person and any other amount owed by such Insider or other Person to the Company or its Subsidiaries; and (ii) cause any guaranty or similar arrangement pursuant to which the Company or its Subsidiaries have guaranteed the payment or performance of any obligations of such Insider or other Person to a third party to be terminated. As of the Closing, all loans made by Parent or its Subsidiaries to any Insider of Parent or Affiliate thereof have been assigned to Parent Holdco or one of its Subsidiaries. As of the date hereof and as of the Closing, no loans by Parent to any such Insider or Affiliate are outstanding, nor is Parent party to any guaranty or similar arrangement pursuant to which Parent has guaranteed the payment or performance of any obligations of such Insider or Affiliate to a third party.

Section 5.10. Employment Agreements. Prior to the Closing Date, Parent shall enter into employment agreements with the Company executives listed on Schedule5.10, in a form which is reasonably acceptable to the Company and such executives to be effective upon the Closing Date (the “Employment Agreements”).

Section 5.11. Registration Rights Agreement. At or prior to the Closing, Parent and the Company Stockholders who are Affiliates of the Company (all of whom are set forth on Schedule5.11) shall execute and deliver a registration rights agreement (“Registration Rights Agreement”) in a form to be mutually agreed upon and in substance reasonable and customary for transactions of a similar nature.

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Section 5.12. Board of Directors; Officers. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, the Parties shall take all necessary action so that (a) all of the members of the board of directors of Parent and all officers of Parent resign effective as of the Closing unless such director or officer is included on Schedule5.12, (b) the number of directors constituting the board of directors of Parent shall be such number as is specified on Schedule5.12 and (c) the persons designated by the Company and listed in Schedule5.12 are elected to the positions of officers and directors of Parent, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule5.12 is unable to serve, the Company shall designate a successor.

Section 5.13. Incentive Equity Plan. Prior to the Closing Date, Parent’s Board of Directors shall cause to be adopted the Parent Plan, the proposed form and terms of which shall be prepared and delivered by the Company, and which shall be reasonably acceptable to Parent. The Parent Plan shall provide that an aggregate number of shares of Parent Common Stock equal to 10% of the shares of Parent Common Stock outstanding upon the Closing (on a fully-diluted basis) shall be reserved for issuance pursuant to the Parent Plan, with customary evergreen provisions. Parent shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to Parent Common Stock issuable pursuant to the Parent Plan.

Section 5.14. Company Stockholder Approval. The Company shall, as promptly as practicable after the SEC Approval Date, give notice in accordance with the DGCL and the Company’s Charter Documents to all the Company Stockholders calling for a special meeting of such members to consider and vote upon the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Stockholder Meeting”). The Company and its directors shall cause the Company Stockholder Meeting to take place in accordance with the foregoing and in compliance with the Securities Act, the DGCL and the Company’s Charter Documents and use commercially reasonable best efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Stockholder Approval, without a need for calling a Company Stockholder Meeting, by obtaining the written consent of holders of Company Stock representing the Company Stockholder Approval that is executed and delivered by such holders after the SEC Approval Date; provided, that, in the event that the Company elects to obtain the Company Stockholder Approval pursuant to such written consent, consents with respect to this Agreement, the Merger and the other transactions contemplated hereby will be solicited from all holders of Company Stock. The Company shall use its commercially reasonable efforts to cause the Company Stockholders to (i) to vote (in person, by proxy or by action by written consent, as applicable) all of their Company Stock in favor of, and adopt, the Merger and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger and (ii) to execute and deliver all related documentation and take such other action in support of the Merger as shall reasonably be requested by the Company in connection with the Merger.

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Section 5.15. Transaction Financing. Concurrent with the Closing, ATW Opportunities Master Fund II, L.P. or its designee (the “Investor”) will invest a sum not less than $3 million and up to $5 million in a private placement of shares of Parent Series B Preferred Stock with terms to be mutually agreed upon between the Company, Parent and the Investor including, but not limited to, mutually agreed upon price adjustment terms (the “Concurrent Financing”). In connection with consummating such Concurrent Financing, Parent will prepare, or cause to be prepared, offering documents of a type customarily used for the type of financing proposed and negotiate and execute binding agreements with terms mutually agreed upon between the Company, Parent and the Investor (the "Concurrent Financing Agreements"). The Company shall reasonably cooperate in a timely manner in connection with the Concurrent Financing including (i) by providing such information and assistance as Parent may reasonably request, (ii) granting such access to the Investor and its representatives as may be reasonably necessary for their due diligence, and (iii) causing their respective senior management teams to participate in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such Concurrent Financing. Parent (x) shall not modify, amend or supplement the Concurrent Financing Agreements, or waive any term thereof, without the consent and the Company and (y) shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the Concurrent Financing to be consummated on the terms set forth in the Concurrent Financing Agreements, including using its commercially reasonable efforts to (i) maintain in full force and effect the Concurrent Financing Agreements in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the Concurrent Financing set forth in the Concurrent Financing Agreements that are applicable to Parent or any of its Subsidiaries, and within the control of Parent or any of its Subsidiaries, respectively, (iii) comply on a timely basis with Parent’s obligations under the Concurrent Financing Agreements, (iv) cause the Investor to fund the Concurrent Financing concurrently with or prior to the Closing and (v) enforce the Parent’s rights under the Concurrent Financing Agreements.

Section 5.16. Tax Matters.

(a) From and after the date of this Agreement and until the Effective Time, each Party shall use its commercially reasonable efforts to ensure that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Following the Effective Time, none of the Company, Parent or any of their respective Subsidiaries or Affiliates shall take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) At and after the Effective Time, each of the Company and the Surviving Company covenants and agrees that it will maintain all books and records and file all federal, state, and local income Tax Returns and schedules thereto of the Company and the Surviving Company in a manner consistent with the Merger being qualified as a reorganization under Section 368(a) of the Code (and comparable provisions of any applicable state or local Tax laws) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

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Section 5.17. Restructuring and Spinoff. In connection with this Agreement, the Merger and the other Transactions contemplated hereby, (i) immediately prior to the Closing, Parent shall complete a restructuring (the “Restructuring”), pursuant to which Parent shall form a wholly-owned subsidiary (“Parent Holdco”) and each of Parent’s subsidiaries (other than Merger Sub) shall become direct wholly-owned subsidiaries of Parent Holdco, and Parent shall transfer all its assets and liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) as of the date of the closing of the Restructuring to Parent Holdco (including, for the avoidance of doubt, any such liability of Parent for any Transaction Expenses), other than, for the avoidance of doubt, any funds received from the Concurrent Financing, and (ii) Parent intends, following the Closing Date, to distribute the shares of common stock it holds of Parent Holdco (x) to the holders of Parent Common Stock and the holders of the IPO Warrants, in such a manner as to prevent any adjustment to the exercise price of the IPO Warrants, or (y) with the written consent of the Company prior to the Closing (which may be withheld by the Company in its sole discretion), solely to the holders of Parent Common Stock, in which case clause (C) of the definition of “Fully Diluted Parent Common Stock Outstanding” contained herein shall be deemed to have been deleted (the “Spinoff”). In connection with the Spinoff, Parent and Parent Holdco shall enter into agreements for the separation of their respective business on reasonable and customary terms, including customary indemnification obligations of the parties. Subject to applicable fiduciary obligations, from the Closing Date until the consummation of the Spinoff, Parent shall seek to cause the operations of the Surviving Company to continue to be operated consistent with past practice; provided that Parent shall be free to conduct its business and the business of the Surviving Company in the manner it determines to be reasonably prudent and in its best interest and the best interest of the Surviving Company.

ARTICLE VI

CONDITIONS

Section 6.1. Conditions to the Obligations of Each Party. The respective obligations of each Party to effect the Transactions are subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived in writing (if legally permitted) by the Party whose obligations are conditioned upon it:

(a) No Order. No Governmental Authority shall have entered a decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

(b) HSR Act. All required waiting periods under the HSR Act, if any, shall have expired or been terminated, and all other consents, approvals and authorizations from Governmental Authorities legally required to be made or obtained to consummate the Transactions shall have been made or obtained.

(c) Registration Statement. The SEC shall have declared the Registration Statement effective, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(d) Parent Stockholder Approval. At the Parent Stockholder Meeting (including any adjournments thereof), the Parent Stockholder Matters shall have been duly approved and adopted by the Parent Stockholders by the requisite vote under the WBCA, the Parent Charter Documents and Nasdaq rules and regulations.

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(e) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 6.2. Additional Conditions to Parent’s Obligations. The obligations of Parent to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following additional conditions, any of which may be waived, in writing, by Parent:

(a) Representations and Warranties. The representations and warranties of the Company (i) contained in Section 2.1, Section 2.2, Section 2.3, Section 2.7, Section 2.25 and Section 2.28 of this Agreement will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), and (ii) contained elsewhere in this Agreement will be true and correct in all respects (without giving effect to any limitation as to items which are material or will have a Company Material Adverse Effect) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect, and the Company will have delivered to Parent a certificate dated the Closing Date and signed by an officer of the Company to that effect (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, provided, that, with respect to agreements and covenants that are qualified by materiality, the Company shall have performed such agreements and covenants, as so qualified, in all respects, and the Company Closing Certificate shall include a provision to that effect.

(c) Secretary Certificate. Parent shall have received a certificate of the secretary or equivalent officer of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the managers of the Company authorizing the execution, delivery, and performance of this Agreement and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions, (ii) that attached thereto are certificates of good standing of the Company from the State of Delaware and from each state where it is organized, qualified or licensed to do business as a foreign entity, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) No Litigation. No Action shall be pending which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) affect materially and adversely the right of Parent or the Surviving Company to own, operate or control any of the Intellectual Property Rights, assets, operations, or business of the Company or its Subsidiaries following the Transactions and no Order to any such effect shall be in effect.

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(e) No Material Adverse Effect. Since the date of this Agreement, there will not have occurred anything that has constituted or resulted in a Company Material Adverse Effect that is ongoing.

(f) Consents. The Company shall have obtained the consents, waivers and approvals set forth on Schedule6.2(f).

(g) Employment Agreements. An employment agreement with Parent, in form and substance reasonably acceptable to Parent (the “Employment Agreements”), shall have been executed and delivered by each of the individuals set forth on Schedule6.2(g).

(h) Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by the Company.

Section 6.3. Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate and effect the Transactions shall be subject to the satisfaction as of the Closing Date of each of the following additional conditions, any of which may be waived, in writing, by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) contained in Section 3.1, Section 3.2, Section 3.3, Section 3.8, Section 3.21 and Section 3.29 of this Agreement will be true and correct in all respects on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), and (ii) contained elsewhere in this Agreement will be true and correct in all respects (without giving effect to any limitation as to items which are material or will have a Parent Material Adverse Effect) on the date of this Agreement and on the Closing Date with the same effect as though made on that date (except that any representation and warranty that relates expressly to a specified date or time period need only to have been true and correct with regard to the specified date or time period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect, and Parent will have delivered to the Company a certificate dated the Closing Date and signed by an officer of Parent to that effect (“Parent Closing Certificate”).

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to that effect.

(c) Secretary Certificate. The Company shall have received a certificate of the secretary or equivalent officer of each of Parent and Merger Sub certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the boards of directors of Parent and Merger Sub authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the boards of directors of Parent and Merger Sub adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing of each of Parent and Merger Sub from its jurisdiction of formation and from each jurisdiction where it is qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement and the other documents to be delivered hereunder.

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(d) No Litigation. No Action shall be pending which is reasonably likely to (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Preferred Stock to be issued by Parent in connection with the Merger, or (iv) affect materially and adversely the right of Parent or the Surviving Company to own, operate or control any of the Intellectual Property Rights, assets, operations, or business of the Company or its Subsidiaries following the Transactions and no Order to any such effect shall be in effect.

(e) No Material Adverse Effect. Since the date of this Agreement, there will not have occurred anything that has constituted or resulted in a Parent Material Adverse Effect that is ongoing.

(f) Nasdaq Listing. The listing on Nasdaq of the Parent Common Stock to be issued in the Merger effective upon the Closing shall have been approved.

(g) Management. Effective upon the Closing, the members of the board of directors of Parent and the executive officers of Parent shall consist of the individuals designated in accordance with Section 5.12.

(h) Restructuring. The Restructuring shall have been completed by Parent in accordance with this Agreement.

(i) Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by Parent and Merger Sub.

(j) Parent Liabilities. Parent will not have any liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) at Closing other than liabilities of Parent Holdco and its Subsidiaries, which liabilities will be removed as a result of the Spinoff.

(k) Concurrent Financing. Parent shall have consummated the Concurrent Financing concurrently with the Closing on the terms set forth in the Concurrent Financing Agreements.

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ARTICLE VII

TERMINATION

Section 7.1. Termination of Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Closing has not occurred at or before 5:00 p.m. Eastern Time on February 28, 2026 (the “Termination Date”); provided that the Termination Date shall automatically be extended to April 30, 2026 without any further action by any party hereto if the Registration Statement has not been declared effective by the SEC as of the original Termination Date; provided further that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Authority having competent jurisdiction has issued an Order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger, which Order or other action has become final and nonappealable;

(d) by either Parent or the Company, if the Parent Stockholder Matters are not approved or adopted by the Parent Stockholders by the requisite vote under the WBCA and the Parent Charter Documents at the Parent Stockholder Meeting;

(e) by either Parent or the Company, if the Company Stockholder Approval is not obtained by the requisite vote under the DGCL and the Company Charter Documents at the Company Stockholder Meeting;

(f) by the Company, if (i) any of the representations and warranties of Parent contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.3(a) cannot be satisfied or (ii) Parent has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.3(b) will not be satisfied; provided, that if such inaccuracy or breach is curable by Parent, then the Company may not terminate this Agreement unless the inaccuracy or breach remains uncured for a period of thirty (30) days after delivery of a written notice from the Company to Parent of such inaccuracy or breach that describes the inaccuracy or breach in reasonable detail and says that failure to cure the inaccuracy or breach within 30 days will result in termination of this Agreement at the end of the 30 day period, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(f) will not be available if the Company is in breach in any material respect of its obligations hereunder;

(g) by Parent, if (i) any of the representations and warranties of the Company contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.2(a) cannot be satisfied or (ii) the Company has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.2(b) will not be satisfied; provided, that if such inaccuracy or breach is curable by the Company, then Parent may not terminate this Agreement unless the inaccuracy or breach remains uncured for a period of thirty (30) days after delivery of a written notice from Parent to the Company of such inaccuracy or breach that describes the inaccuracy or breach in reasonable detail and says that failure to cure the inaccuracy or breach within 30 days will result in termination of this Agreement at the end of the 30 day period, provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(g) will not be available if Parent is in breach in any material respect of its obligations hereunder; or

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(h) by written notice from one Party to the other if such Party’s Board of Directors shall have determined to enter into a definitive agreement with respect to a Superior Proposal.

Section 7.2. Notice of Termination; Effect of Termination.

(a) In order to terminate this Agreement under Section 7.1, the Party terminating this Agreement must give written notice of termination to the other Party which states when this Agreement will terminate and the subsection of Section 7.1 under which termination is claimed. Termination of this Agreement will be effective immediately upon delivery of the notice of termination (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g), after the expiration of the thirty (30) day cure period).

(b) In the event of the termination of this Agreement as provided in this Section 7.2, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 4.2(a) (Confidentiality), Section 5.11 (Expenses), this Section 7.2, and ARTICLE VIII (Miscellaneous), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any willful and intentional breach of this Agreement by such Party occurring prior to such termination or such Party’s Actual Fraud. For the avoidance of doubt, the termination of this Agreement will not affect the obligations of Parent under the Confidentiality Agreement.

(c) Notwithstanding anything contained in Section 7.2(b) to the contrary, in the event that this Agreement is validly terminated by a Party pursuant to Section 7.1(h), the terminating Party shall pay to the other Party (or one or more of its designees), no later than one Business Day following such termination, $3,500,000, payable by wire transfer of immediately available funds as liquidated damages and not as a penalty. Such payment shall be the sole and exclusive monetary remedy of a Party or any of its Affiliates against the other Party or any of its Affiliates for any loss or damage suffered in connection with the Transactions or as a result of the failure of the Merger and the other Transactions to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise, which amount would otherwise be impossible to calculate with precision, and upon payment of such amount, the terminating Party and its Affiliates shall have no further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except for and subject to the following: (i) Section 4.2(a) (Confidentiality), Section 5.11 (Expenses), this Section 7.2, and ARTICLE VIII (Miscellaneous), shall survive, and (ii) nothing herein shall relieve any Party from liability for any willful and intentional breach of this Agreement by such Party occurring prior to such termination or such Party’s Actual Fraud. Each of the Company, Parent and Merger Sub acknowledges that the terms contained in this Section 7.2(c) are an integral part of the transactions contemplated by this Agreement and that, without these terms, the Parties would not enter into this Agreement.

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ARTICLE VIII

MISCELLANEOUS

Section 8.1. Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or sent by electronic mail to the applicable email address specified below. Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by electronic mail prior to 5:00 p.m. (Eastern time) on any Business Day, or the next succeeding Business Day if sent by electronic mail after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, email address, or to such other address or email address as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Company (prior to the Closing), to:

Aero Velocity Inc.

3600 Park 42 Drive

Cincinnati, OH 45241

Attention: Mark Hastings

with a copy (which will not constitute notice) to:

Graubard Miller

The Chrysler Building

405 Lexington Ave, 44th Floor

New York, NY 10174

Attention: David Alan Miller, Esq.; Jeffrey M. Gallant, Esq.

If to Parent (or to the Company after the Closing), to:

BT Brands, Inc.

10701 Wayzata Blvd S, Suite 102

Minnetonka, MN 55305

Attention: Gary Copperud, Chief Executive Officer

 with a copy (which will not constitute notice) to:

Ruffa & Ruffa, P.C.

207 West Park Avenue

Long Beach, NY 11561

Attention: William P. Ruffa, Esq.

Each of the Parties to this Agreement may specify a different address or email address by giving notice in accordance with this Section 8.1 to each of the other Parties hereto.

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Section 8.2. Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio. Except as expressly provided herein (including Section 5.7 and Section 8.14), this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary herein, if the Merger is consummated, each of the D&O Indemnified Persons shall be a third party beneficiary of the provisions set forth in Section 5.7.

Section 8.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that after the Closing, no amendment or waiver of any provision of this Agreement shall be valid and binding without the written consent of each of the Parent Representative and the Company Representative. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof. Any waiver or other document signed by Parent will be deemed also to be signed by Merger Sub.

Section 8.4. Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any Ancillary Agreement or other certificate, statement or instrument delivered pursuant to this Agreement or any Ancillary Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and they shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except (a) as otherwise contemplated by Section 7.2(b) and 7.2(c), (b) for those covenants and agreements contained herein (or in instruments executed pursuant to this Agreement) that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches to the extent occurring after the Closing and (d) for this Article VIII.

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Section 8.5. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s Actual Fraud:

(a) Solely with respect to the Company, Parent and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub as named parties hereto; and

(b) No Person (other than the Company, Parent, or Merger Sub, and then only to the extent of the specific obligations undertaken by such Party) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 8.6. Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. No Party has relied on any representations or commitments other than those explicitly contained in this Agreement, the Ancillary Agreements, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, and there are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for herein and therein.

Section 8.7. Fulfillment of Obligations. Any obligation of any Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 8.8. Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by electronic delivery (i.e., by email of a PDF signature page or by docusign or similar electronic means) and each such counterpart signature page will constitute an original for all purposes.

Section 8.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

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Section 8.10. Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 8.11. Jurisdiction; Venue; Service of Process; JURY WAIVER.

(a) Jurisdiction; Venue. Any Action relating to or arising under this Agreement, any of the Ancillary Agreements, or any of the Transactions may be brought in any state or federal court sitting in the State of New York, but in no other court. Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of New York, for the purpose of any Action relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or any of the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Service of Process. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or any of the Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

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(c) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY. EACH PARTY ACKNOWLEDGES THAT NO PARTY HAS AGREED NOT TO ENFORCE THIS WAIVER OF THE RIGHT TO TRIAL BY JURY.

Section 8.12. Specific Enforcement. Each of the Parties hereto agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other Transactions) in accordance with its terms. Each of the Parties hereto acknowledges and agrees that (i) the other Parties will be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other Parties are entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.12 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.13. Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any provision of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to be satisfied by the posting of such document or item of information in an electronic data room accessible by Parent or the Company, as the case may be, or its representatives.

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Section 8.14. Legal Representation.

(a) Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of Parent and/or any of their respective directors, stockholders, partners, officers, employees or Affiliates (other than Parent) (collectively, the “BT Group”), on the one hand, and (y) Parent and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Ruffa & Ruffa, P.C. (“Ruffa”), that represented Parent or a member of the BT Group prior to the Closing may represent any member of the BT Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent in a matter substantially related to such dispute, or may be handling ongoing matters for Parent and/or a member of the BT Group. Neither Parent nor the Company shall seek to or have BT disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the BT Group by Ruffa. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor and/or any other member of the BT Group, on the one hand, and Ruffa, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the BT Group after the Closing, and shall not pass to or be claimed or controlled by Parent.

(b) Parent and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the holders of equity interests of the Company and/or any of their respective directors, stockholders, partners, officers, employees or Affiliates (other than Parent) (collectively, the “Company Group”), on the one hand, and (y) Parent and/or any member of the BT Group, on the other hand, any legal counsel, including Graubard Miller (“Graubard”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Parent, and even though such counsel may have represented Parent and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Parent. Neither Parent nor the Company shall seek to or have Graubard disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company Group by Graubard. The Parties hereby waive any potential conflict of interest arising from such prior representation and each Party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel in connection therewith. Parent and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and Graubard, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Parent.

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(c) The covenants, consents and waivers contained in this Section 8.14 shall not be deemed exclusive of any other rights to which Ruffa or Graubard are entitled whether pursuant to law, contract or otherwise.

(d) This Section 8.14 is intended for the benefit of, and shall be enforceable by, the BT Group and the Company Group. This Section 8.14 shall be irrevocable, and no term of this Section 8.14 may be amended, waived, or modified without the prior written consent of Ruffa or Graubard, as applicable.

Section 8.15. Currency. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States dollars.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

PARENT:

BT BRANDS, INC.

By:	/s/ Gary Copperud
Name: Gary Copperud
Title: Chief Executive Officer

MERGER SUB:

BT MERGER SUB INC.

By:	/s/ Gary Copperud
Name: Gary Copperud
Title: President

COMPANY:

AERO VELOCITY INC.

By:	/s/ Mark Hastings
Name: Mark Hastings
Title: Chief Executive Officer

Solely as to the first sentence of Section 5.15:

ATW OPPORTUNITIES MASTER FUND II, L.P.

By:	/s/ Antonio Ruiz-Gimenez
Name: Antonio Ruiz-Gimenez
Title:

[Signature Page to Agreement and Plan of Merger]

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Exhibit A

Certain Definitions

“Action” means any judicial or administrative action, suit, litigation, arbitration, or proceeding, or any inquiry, audit, or investigation, whether civil or criminal, at law or in equity, brought by or before any Governmental Authority.

“Actual Fraud” means common law fraud that involves a knowing and intentional misrepresentation in the representations and warranties set forth in Article 2 (with respect to the Company) or Article 3 (with respect to Parent and Merger Sub), as applicable, with the intent that the other Party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories that do not constitute common law fraud under Delaware law.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Ancillary Agreements” means the Certificate of Merger, Surviving Company Certificate of Incorporation, Parent A&R Charter, Parent A&R Bylaws, Support Agreements, Employment Agreements, Registration Rights Agreement, Parent Plan, and the other documents delivered pursuant hereto and thereto.

“Anti-Corruption Laws” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention against Corruption, the United States Foreign Corrupt Practices Act of 1977, the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, and any other laws in any jurisdiction in which the Company conducts business or provides or offers goods or services which (i) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent, or advisor of such Person, and/or (ii) is broadly equivalent to any of the foregoing or was intended to enact the provisions of any of the foregoing, or which has as its objective the prevention of corruption.

“Anti-Tax Evasion Laws” means (a) any laws prohibiting fraudulent or dishonest failure to pay any amount of Tax due to the relevant Governmental Authority within any applicable time limit for the payment of such Tax without incurring interest and/or penalties, or claims for any relief, and (b) any laws prohibiting the facilitation of tax evasion.

“Associated Person” means, in relation to the Company, a Person (including any director, contractor, employee, agent, or Subsidiary) who performs or has performed services for or on behalf of the Company.

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“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of Mark Hastings has actual knowledge of the fact or other matter at issue.

“Company Indebtedness” means indebtedness of the Company and its Subsidiaries for borrowed money.

“Company IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned by the Company and/or its Subsidiaries.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

“Company Stockholders” means the holders of the Company Shares, for all periods prior to the Closing, and the holders of the Company Shares as of immediately prior to the Closing, for all periods on or after the Closing.

“Company Products” means the products or services provided by the Company or any Subsidiary.

“Company Shares” means shares of capital stock of the Company, including shares of Company Common Stock.

“Company Source Code” means software source code or algorithms to the Company Products that were authored by or on behalf of the Company.

“Contractual Obligation” means, with respect to any Person, any legally binding contracts, agreements, purchase orders, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which such Person or any of its Subsidiaries is a party or by or to which any of the properties or assets of such Person or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to such Person or any of its Subsidiaries).

“Economic Sanctions Law” means any economic or financial sanctions administered by OFAC, the United States State Department, the United States Department of the Treasury, the United Nations, or any other national, international or multinational economic sanctions authority of the jurisdictions where the Company or Parent or any of their respective Subsidiaries conducts business or provides or offers goods or services.

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“Employee Plan” means any written plan, program, policy, or arrangement that (a) is an employee benefit plan, (b) provides equity-based compensation including any options to acquire units, profits interest, restricted units, and equity appreciation rights or (c) any other material deferred-compensation, retirement, severance, change in control, welfare-benefit, death, disability, medical, bonus, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable laws), including but not limited to any “employee benefit plan” as defined in Section 3(3) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Environmental Laws” means any laws relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution, protection, investigation, or restoration of the environment or natural resources, (c) the manufacture, handling, transport, use, presence, treatment, storage or disposal of Hazardous Substances, (d) wetlands, pollution, contamination, or any injury or threat of injury to persons or property as a result of exposure to Hazardous Substances, and includes but is not limited to United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, Toxic Substances Control Act, or any similar law applicable to (1) the Company’s operations in any jurisdiction in which the Company conducts business or provides or offers goods or services or (2) Parent’s operations in any jurisdiction in which Parent conducts business or provides or offers goods or services, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Control Laws” means all U.S. import and export laws (including those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), United States Executive Order 13224, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and all comparable applicable laws outside the United States.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any supra-national governing body, or any court, agency, commission, authority or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any such government, political subdivision thereof, or supra-national governing body, including any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of law), or any arbitrator or other tribunal of competent jurisdiction.

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“Hazardous Substance” means (a) those substances defined in or regulated as hazardous or toxic substances, materials, or wastes under any Environmental Law, (b) petroleum and petroleum products or by-products including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) friable asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon, (e) any other substance regulated as a pollutant or contaminant under Environmental Law, or (f) any biological or chemical substance, material or waste regulated or classified as toxic, hazardous, or radioactive by any Governmental Authority with jurisdiction applicable to (1) the Company in which the Company conducts business or provides or offers goods or services or (2) Parent in which Parent conducts business or provides or offers goods or services, as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Privacy and Security Laws” means all applicable laws concerning the privacy, data protection, transfer or security of Personal Confidential Information, including, to the extent applicable, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Payment Card Industry Data Security Standards, guidance of each Governmental Authority that pertains to such laws, and other local, state, federal, and foreign data security laws, data breach notification laws, and consumer protection laws.

“Insider” means, with respect to any Person, any natural Person who is an officer, director, or employee of such Person.

“IPO Warrants” means the warrants issued in Parent’s initial public offering of securities pursuant to a registration statement on Form S-1 declared effective by the staff of the SEC on November 12, 2021.

“Intellectual Property Rights” means all right, title, and interests in and to all proprietary rights related to or arising from: (a) patents, copyrights, confidential information, inventions (whether or not patentable), improvements, know-how, and trade secrets; (b) trademarks, trade names, service marks, trade dress and the goodwill associated therewith; (c) domain names, uniform resource locators and other names and locators associated with the Internet or mobile devices or platforms; (d) software and software programs; and (e) all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Legal Requirement” means any law (including common law), statute, standard, ordinance, decree, permit, authorization, code, rule, regulation or Order of any Governmental Authority.

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“Lien” means any charge, claim, mortgage, pledge, lien, encumbrance, security interest, attachment, easement, encroachment, right of way, right of first refusal, or other similar restriction of any kind on transfer, use, voting, receipt of income or exercise of other similar right of ownership (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller), or any agreement to give any of the foregoing.

“Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, means any change, event, occurrence or effect, that, individually or when aggregated with other changes, events, occurrences or effects, has a materially adverse effect on (x) the condition, financial or otherwise, assets, business, or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as applicable, or (y) the ability of the Company and its Subsidiaries, or Parent and its Subsidiaries, as applicable, to timely consummate the Closing (including the Transactions) on the terms set forth in this Agreement; provided that no change, event, occurrence or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Material Adverse Effect: (i) changes in general U.S. or global economic conditions, including changes in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (ii) changes in applicable Legal Requirements, U.S. GAAP, or authoritative interpretations thereof, (iii) acts of war, sabotage, terrorism, natural or man-made disasters, epidemics, pandemics, and acts of God, (iv) changes attributable to the public announcement or pendency of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that this exception shall not apply for the purposes of the representations and warranties of the Company and Parent set forth in Section 2.5 or Section 3.5, respectively), (v) any failure to meet any projections (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition), or (vi) any action taken or omitted to be taken by the Company or its Subsidiaries at Parent’s written request, on the one hand, or by Parent and its Subsidiaries at the Company’s written request, on the other hand, including in either case any action required to be taken or omitted to be taken by this Agreement and any action to which the other Party has consented in writing; provided, however, in the case of each of the foregoing, in the event that the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as applicable, are materially and disproportionately adversely affected by such change, event, occurrence or effect relative to other participants in the industries in which they operate, the extent (and only the extent) to which such adverse effect disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as applicable, relative to such other participants may be taken into account in determining whether there has been a Material Adverse Effect.

“Nasdaq” means the Capital Market of the Nasdaq Stock Market.

“Net Cash” means unrestricted cash and cash equivalents (excluding any funds received from the Concurrent Financing and any funds to be included in the Spinoff), less all current liabilities and all unpaid expenses related to the Transactions, but in any event not less than zero.

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“Net Debt” means all current liabilities and all unpaid expenses related to the Transactions, less all unrestricted cash and cash equivalents (excluding any funds received from the Concurrent Financing and any funds to be included in the Spinoff), but in any event not less than zero.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

“Parent Common Stock” means the common stock of Parent, par value $0.002 per share, authorized by the Parent Charter Documents as currently in effect.

“Parent Group” means collectively the Parent, Merger Sub and each other Subsidiary of Parent.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Stock” means the Parent Common Stock, prior to the Closing, and the Parent Common Stock, the Parent Series A Preferred Stock and the Parent Series B Preferred Stock, after the Closing.

“Parent Series A Preferred Stock” means Series A-1 preferred stock of Parent, par value $0.001 per share, and Series A-2 preferred stock of Parent, par value $0.001 per share, each with such voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, as are mutually agreed upon between the Company and Parent.

“Parent Series B Preferred Stock” means Series B preferred stock of Parent, par value $0.001 per share, with such voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, as are mutually agreed upon between the Company, Parent and the Investor.

“Parent Stockholders” means the holders of Parent Common Stock prior to the Merger.

“Parent Warrants” means the redeemable common stock purchase warrants of Parent.

“Parent’s Knowledge,” “Knowledge of Parent” and similar formulations mean that one or more of Gary Copperud and Kenneth Brimmer has actual knowledge of the fact or other matter at issue.

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“Performance Options” means 150,000 options granted to Gary Copperud and 100,000 options granted to Kenneth Brimmer which are exercisable at such time as the IPO Warrants are redeemable by Parent. Parent may redeem the IPO Warrants at such time as the reported last sale price of Parent Common Stock equals or exceeds $8.25 per share (as adjusted for stock splits, stock dividends, rights issuances, reorganizations, recapitalizations and the like), for any 20 consecutive trading days ending on the third trading day prior to the date on which Parent gives notice of such redemption and provided certain other conditions are met.

“Permits” means any franchise, license, certificate of compliance, authorization, permit, approval, Order or other action of, or any filing, registration or qualification with, any Governmental Authority.

“Permitted Lien” means, with respect to a Person or to a Real Property (as the case may be), (a) statutory or constitutional liens for Taxes, special assessments or other governmental or quasi-governmental levies, fees or charges that are, as of the Closing Date, either not yet due and payable or which may be due and payable but the amount or validity of which is being contested in good faith in appropriate proceedings for which adequate reserves have been established, in accordance with U.S. GAAP, on the financial statements, (b) mechanics’, materialmen’s, carriers’, workers’, warehousemens’, repairers’ and similar statutory or constitutional liens arising or incurred in the ordinary course of business for amounts that, as of the Closing Date, are not delinquent, (c) all applicable Legal Requirements including, without limitation, zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, none of which, individually or in the aggregate, interfere in any material respect with  the present use of or occupancy of the affected land or building by such Person, (d) liens to secure landlords, lessors or renters under leases or rental agreements, (e) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (f) purchase money security interests and other vendor security for the unpaid purchase price of goods and Liens securing rental payments under capital lease arrangements, (g) non-exclusive licenses in Intellectual Property Rights granted in the ordinary course of business, (h) leases, subleases, licenses, and other agreements entered into in the ordinary course of business, (i) all validly existing easements, restrictions, reservations, covenants, conditions, and other matters of record (including, without limitation, any oil and gas leases, mineral interests, water interests outstanding in any Person other than the Company or its Subsidiaries and Parent or its Subsidiaries, as applicable), (j) all matters that would be disclosed by a survey or inspection of the Real Property, (k) de minimis Liens that arise by operation of law in the ordinary course of business, and (l) the Liens set forth in Schedule A.

 “Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Confidential Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person, that is governed, regulated, or protected by one or more Information Privacy and Security Laws or that is covered by the Payment Card Industry Data Security Standard.

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“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” means the U.S. Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 40% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” means the transactions contemplated by this Agreement, including the Merger and the Spinoff.

“Transaction Expenses” means any financial advisory, investment banking, finder, legal, accounting, brokerage and other fees, costs and expenses incurred by a Party or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith or the completion of the Transactions, including without limitation any fees, costs or expenses incurred in connection with (i) obtaining directors’ and officers’ insurance covering periods prior to the Closing, (ii) making required filings under the HSR Act, if any, or (iii) preparing, filing and mailing the Proxy Statement/Prospectus or any information statement or prospectus in connection with the Spinoff.

“U.S. GAAP” means generally accepted accounting principles historically and consistently applied in the United States and as in effect from time to time.

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